                                                                   EXHIBIT 10(l)


                                                                  EXECUTION COPY











                            STOCK PURCHASE AGREEMENT

                                    BETWEEN

                   STEPHEN GRAND, INDIVIDUALLY AND AS TRUSTEE
                         OF THE STEPHEN GRAND REVOCABLE
                        TRUST DATED JULY 5, 1979 AND THE
                        STEPHEN M. GRAND PROPERTY TRUST
                             DATED JANUARY 22, 1992

                                      AND

                                  NEWCOR, INC.



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                            STOCK PURCHASE AGREEMENT

                               TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----
ARTICLE I

SALE OF DECO SHARES.................................................... 1
     1.1   The Sale.................................................... 1
     1.2   Estimated Purchase Price.................................... 2
     1.3   PostClosing Purchase Price Adjustment....................... 3
     1.4   Permitted Distribution...................................... 5
     1.5   Additional Permitted Distribution........................... 5

ARTICLE II

THE CLOSING                                                             5
     2.1   Time and Place of Closing................................... 5
     2.2   Deliveries By Seller........................................ 6
     2.3   Deliveries By Buyer......................................... 7

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER                                8
     3.1   Corporate Organization, Etc................................. 8
     3.2   Capitalization.............................................. 8
     3.3   Subsidiaries.......................  ....................... 9
     3.4   Authority Relative to this Agreement ....................... 9
     3.5   Consents and Approvals; No Violations.......................10
     3.6   Financial Statements........................................11
     3.7   Absence of Certain Changes..................................11
     3.8   Compliance with Law.........................................12
     3.9   Contracts and Commitments...................................13
     3.10  Litigation..................................................14
     3.11  Taxes.......................................................14
     3.12  Employee Benefit Plans; ERISA...............................16
     3.13  Title to Properties.........................................20
     3.14  Trademarks, Etc.............................................20
     3.15  Insuranc....................................................22
     3.16  Environmental Matters.......................................22
     3.17  Brokers and Finders.........................................25
     3.18  Conflicts of Interest.......................................25
     3.19  Liabilities.................................................26
     3.20  Suppliers...................................................26
     3.21  Inventory...................................................26
     3.22  Accounts Receivable.........................................26
     3.23  Employee Relations..........................................27
     3.24  Certain Payments............................................27
     3.25  Books and Records...........................................27
     3.26  Disclosure..................................................27
     3.27  Real Property and Real Property Leases......................28
     3.28  Effect of Transaction.......................................28
     3.29  Product Warranty and Product Recalls........................28


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                                                                       PAGE
                                                                       ----
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER...............................  29
     4.1  Corporate Organization, Etc.................................  29
     4.2  Authority Relative to this Agreement........................  29
     4.3  Consents and Approvals; No Violations.......................  30
     4.4  Investment Intent...........................................  30
     4.5  Brokers and Finders.........................................  30
     4.6  Access......................................................  30
     4.7  Buyer's Expertise and Investigation.........................  31
     4.8  Litigation..................................................  32
     4.9  MESC Notice.................................................  32

ARTICLE V

COVENANTS OF THE PARTIES..............................................  32
     5.1  Conduct of Business of the Deco Companies...................  33
     5.2  Access to Information.......................................  33
     5.3  Continued Accuracy of Seller's Representations and
           Warranties.................................................  34
     5.4  Consents and Approvals......................................  34
     5.5  Filings; Cooperation; Information...........................  35
     5.6  Further Assurances..........................................  35
     5.7  Seller Indemnification......................................  35
     5.8  Buyer Indemnification.......................................  36
     5.9  Information for Buyer's Statements, Reports,
           Applications and SEC Filings...............................  37
     5.10 Acquisition Proposal........................................  38
     5.11 Indemnification of Seller for Business Decisions
           As An Officer or Director of the Deco Companies............  39
     5.12 Environmental Assessments...................................  40

ARTICLE VI

TAX MATTERS

     6.1  Certain Tax Matters.........................................  40
     6.2  Tax Matters and Post-Closing Cooperation....................  41
     6.3  Clearance Certificate.......................................  42
     6.4  Nonforeign Affidavit........................................  42
     6.5  Transfer Taxes..............................................  42
     6.6  Access to Records Following Closing.........................  42
     6.7  Filing of Tax Returns.......................................  43

ARTICLE VII

CONDITIONS TO SELLER'S OBLIGATIONS....................................  43
     7.1  Representations and Warranties True.........................  44
     7.2  Performance.................................................  44
     7.3  No Injunction or Proceeding.................................  44
     7.4  Consents....................................................  44
     7.5  HSR Act.....................................................  44

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                                                                       PAGE
                                                                       ----

     7.6   Documents and Certificates..............................     45
     7.7   Counsel Opinion.........................................     45

ARTICLE VIII

CONDITIONS TO BUYER'S OBLIGATIONS..................................     45
     8.1   Representations and Warranties True.....................     45
     8.2   Performance.............................................     46
     8.3   No Injunction or Proceeding.............................     46
     8.4   Consents................................................     46
     8.5   HSR Act.................................................     46
     8.6   Closing Certificates....................................     46
     8.7   General Release.........................................     46
     8.8   Noncompetition Agreement................................     47
     8.9   Indemnity Escrow Agreement..............................     47
     8.10  Counsel Opinion.........................................     47
     8.11  Permitted Distribution..................................     47
     8.12  No Litigation...........................................     47
     8.13  No Material Adverse Change..............................     47
     8.14  Financing...............................................     47

ARTICLE IX

TERMINATION........................................................     47
     9.1   Termination.............................................     47
     9.2   Procedure and Effect of Termination.....................     48
     9.3   Disbursement of Deposit.................................     49
     9.4   Payment of Seller Payment by Seller to Buyer............     50

ARTICLE X

MISCELLANEOUS PROVISIONS...........................................     51
     10.1  Certain Definitions.....................................     51
     10.2  Amendment and Modification..............................     57
     10.3  Extension; Waiver.......................................     57
     10.4  Entire Agreement; Assignment............................     57
     10.5  Severability............................................     58
     10.6  Notices.................................................     58
     10.7  Governing Law...........................................     59
     10.8  Publicity...............................................     59
     10.9  Table of Contents and Headings..........................     60
     10.10 Counterparts............................................     60
     10.11 Expenses................................................     60
     10.12 Exclusion of Warranties and Acknowledgment of Buyer.....     60
     10.13 Limited Survival........................................     61
     10.14 Indemnification Procedures and Limitations..............     62
     10.15 Exclusive Remedies......................................     67
     10.16 Incorporation of Exhibits and Schedules.................     67
     10.17 Parties.................................................     67
     10.18 No Construction Against Drafter.........................     67
     10.19 Further Assurances......................................     67


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                                                                       PAGE
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     10.20 Relationship of the Parties..............................    68
     10.21 Dispute Resolution.......................................    68
     10.22 Exclusive Jurisdiction...................................    69
     10.23 Time of the Essence......................................    70
     10.24 Disclosures in the Disclosure Schedule...................    70
     10.25 Additional Termination Rights............................    71



                                  EXHIBIT LIST

Exhibit 1.2(a)(i)  Indemnity Escrow Agreement

Exhibit 1.2(c)     Opening Statement

Exhibit 1.3(b)     Agreed-upon Procedure for Final Statement

Exhibit 1.4        Permitted Distribution

Exhibit 2.2(i)     Form of Noncompetition Agreement

Exhibit 2.2(j)     Form of General Release

Exhibit 5.7(c)     Special Indemnity Matters

Exhibit 5.9(b) Certain Items to be Delivered by Seller in connection with the Closing Date Financing

Exhibit 6.1 Allocation of Purchase Price for Purposes of Section 338(h)(10) of the Code

Exhibit 7.6        Form of Seller's Closing Certificate

Exhibit 7.7        Form of Opinion of Counsel to Buyer

Exhibit 8.6        Form of Buyer's Closing Certificate

Exhibit 8.10       Form of Opinion of Counsel to Seller



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                            STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT dated December 9, 1997 (the "Agreement"), is made between Stephen Grand, individually and as Trustee of the Stephen Grand Revocable Trust dated July 5, 1979 and the Stephen M. Grand Property Trust dated January 22, 1992 (individually and jointly and severally in any one or more combinations, "Seller"), and Newcor, Inc., a Michigan corporation ("Buyer").

                                    RECITALS

     A. Seller owns all of the issued and outstanding shares (collectively, the "Deco Shares") of capital stock of each of Grand Machining Co., a Michigan corporation ("Deco-Grand"), Deco Technologies, Inc., a Michigan corporation ("Deco Tech"), and Deco International, Inc., a Michigan corporation ("Deco International"). Deco-Grand, Deco Tech and Deco International are sometimes referred to herein individually as a Deco Company and sometimes individually and jointly and severally in any one or more combinations as the "Deco Companies".

     B. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Deco Shares, upon the terms and conditions set forth in this Agreement.

     C. Not later than December 10, 1997, Buyer will deposit the sum of $5,000,000 (the "Deposit") into escrow with First of America Bank, N.A. (the "Deposit Escrow Agent") to be held, administered and disbursed in accordance with the provisions of this Agreement and the Escrow Agreement (the "Deposit Escrow Agreement") executed and delivered by Buyer, Seller and the Deposit Escrow Agent on the date hereof.

     Therefore, the parties, intending to be legally bound, agree as follows:


                                   ARTICLE II

                              SALE OF DECO SHARES

     1.1 The Sale. Upon the terms and conditions set forth in this Agreement, at the Closing (as defined in Section 2.1 below), Seller will sell, assign and deliver to Buyer, and Buyer will purchase and accept from Seller, the Deco Shares.

     1.2 Estimated Purchase Price.

          (a) Upon the terms and conditions set forth in this Agreement, in consideration of the sale, assignment and delivery of the Deco Shares, subject to adjustment after the Closing in accordance with Section 1.3 below, at the Closing Buyer will pay to Seller for the Deco Shares an amount equal to the Estimated Purchase Price (as defined in subsection
     (d) below) as follows:

               (i) An amount equal to $1,000,000 shall be deposited by Buyer in escrow with First of America Bank, N.A. or such other escrow agent as may be selected by Buyer and Seller (the "Indemnity Escrow Agent") to be held, administered and disbursed in accordance with the provisions of an Escrow Agreement in substantially the form attached hereto as Exhibit 1.2(a)(i) to be executed and delivered by Seller, Buyer and the Escrow Agent in connection with the Closing (the "Indemnity Escrow Agreement");

               (ii) the Deposit shall be disbursed by the Deposit Escrow Agent to Seller; and

               (iii) the balance of the Estimated Purchase Price (net of the amounts described in clause (i) and (ii) of this Section 1.2(a)) shall be paid to Seller by certified or cashier check payable to Seller or by wire transfer of immediately available funds to an account or accounts designated by Seller prior to the Closing.

          (b) Not less than two days prior to the Closing, Seller will prepare and submit to Buyer a statement (the "Preliminary Statement") setting forth the estimated Net Book Value (as defined in Section 1.3(a) below) as of the Closing Date (as defined in Section 2.1 below) (the "Estimated Net Book Value") (including detail of the components of the Estimated Net Book Value as they would appear on a combined balance sheet of the Deco Companies prepared in a manner consistent with the combined unaudited balance sheets of the Deco Companies as of the Reference Date (as defined in Section 3.6 below), but giving effect to all of the Adjustments (as defined in subsection (c) below) irrespective of whether the same have theretofore been distributed to Seller as part of the Permitted Distribution (as defined in Section 1.4 below) or otherwise, except that no effect will be given to the cash, cash equivalents and marketable securities components of the Adjustment beyond any distributions thereof made (or declared) at or prior to the delivery of the Preliminary Statement so long as Seller shall agree in a writing delivered to Buyer with the Preliminary Statement that no further distributions of cash, cash equivalents and marketable securities will be made as part of the Permitted Distribution or otherwise.


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          (c) At the Closing, the parties will calculate the difference between the Estimated Net Book Value and $9,925,800 (the "Opening Net Book Value"). The Opening Net Book Value represents (i) the Net Book Value as of March 31, 1997 minus (ii) $12,044,900 (which represents the net amount of certain adjustments to the assets and liabilities of the Deco Companies (the "Adjustments") to reflect, among other things, excess cash and cash equivalents and other non-operating assets and liabilities on hand with the Deco Companies as of such date) to be distributed by the Deco Companies at or before the Closing as the Permitted Distribution, all as set forth on Exhibit 1.2(c) (the "Opening Statement").

          (d) If the Estimated Net Book Value exceeds the Opening Net Book Value, the Base Amount (as defined in subsection (e) below) will be increased by the amount of such excess. If the Estimated Net Book Value is less than the Opening Net Book Value, the Base Amount will be decreased by the amount of such shortfall. As used in this Agreement, the "Estimated Purchase Price" will mean the Base Amount, as increased or decreased pursuant to this subsection.

          (e) As used in this Agreement, the "Base Amount" will be equal to $54,825,000.

     1.3 Post-Closing Purchase Price Adjustment.

          (a) For purposes of this Agreement, the "Net Book Value," as of a specified date, will mean the amount by which the sum of total assets of the Deco Companies as of such date exceeds the sum of the total liabilities of the Deco Companies as of such date, as reflected on the Opening Statement, the Preliminary Statement or the Final Statement (as defined in subsection (b) below), as applicable, and as determined in a manner consistent with the combined unaudited balance sheets of the Deco Companies as of the Reference Date.

          (b) As promptly as practicable following the Closing, but in no event later than 90 days after the Closing, Seller will prepare and submit to Buyer a statement (the "Final Statement") setting forth the Net Book Value as of the Closing Date (the "Final Net Book Value") (including detail of the components of the Final Net Book Value as they would appear on a combined balance sheet of the Deco Companies prepared in a manner consistent with (i) the combined unaudited balance sheets of the Deco Companies as of the Reference Date, and (ii) the Preliminary Statement, but giving effect to (x) all Adjustments other than cash, cash equivalents and marketable securities whether distributed or not pursuant to Section 1.4 or otherwise and (y) Adjustments to cash, cash equivalents and marketable securities to the extent actually distributed (or distribution declared) on or prior to the Closing; and setting forth any post-Closing adjustment to the purchase price that needs to be made as a result of any difference between the


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



     Estimated Net Book Value and the Final Net Book Value. In the preparation of the Final Statement, Seller shall fully comply with the agreed-upon procedures described on Exhibit 1.3(b) attached hereto. Buyer will give Seller access to the books and records of the Deco Companies and Buyer to the extent requested by Seller for purposes of preparing the Final Statement and will cause appropriate personnel of the Deco Companies and Buyer to assist Seller and Seller's Representatives (as defined in Section 10.1(a) below), at no cost to Seller, in the preparation of the Final Statement.

          (c) To the extent that the Final Net Book Value is greater than the Estimated Net Book Value, the purchase price for the Deco Shares will be increased by an amount equal to such excess, as more fully set forth in this Section 1.3. To the extent that the Final Net Book Value is less than the Estimated Net Book Value, the purchase price for the Deco Shares will be reduced by an amount equal to such shortfall, as more fully set forth in this Section 1.3.

          (d) If Buyer disputes the Final Statement prepared by Seller or Seller's calculation of the Final Net Book Value, as set forth on the Final Statement, Buyer will notify Seller in writing setting forth its objections in detail within 30 days after delivery of the Final Statement. If Buyer does not so notify Seller within such 30-day period, Buyer will be deemed to have conclusively accepted the Final Statement and the Final Net Book Value set forth thereon. If Buyer does so notify Seller, Buyer and Seller will endeavor in good faith to resolve any dispute over the Final Statement and/or the calculation of the Final Net Book Value. Each party will cooperate with the other party in the determination of the Final Net Book Value and any purchase price increase or decrease to be made after the Closing Date, including allowing the other party and its Representatives access after the Closing to the books and records of the Deco Companies. If Buyer and Seller are unable to resolve any such dispute within 30 days of the delivery of the Final Statement, such dispute will be submitted to the Detroit office of Ernst & Young, L.L.P. or such other nationally recognized accounting firm in the United States as is mutually acceptable to Buyer and Seller (the "Independent Accounting Firm"), which will resolve all such disputes within 30 days from their submission. The decision of the Independent Accounting Firm will be final and binding upon Buyer and Seller. Seller and Buyer will each be responsible for 50% of the expenses of the Independent Accounting Firm.

          (e) Any purchase price increase or decrease to be made under this Agreement will (i) include simple interest at the rate of 8-1/2% per annum from the day after the Closing Date through the date of payment of any such increase or decrease, and (ii) be paid by the appropriate party, in cash or by wire transfer of immediately available funds to an account or accounts designated by the receiving party, promptly but in no event later than ten days following the earlier to occur of the parties' agreement on any such adjustment or the decision of the Independent Accounting Firm.

     1.4 Permitted Distribution. At or before the Closing, the parties acknowledge that Seller, to the extent permitted by applicable Governmental Regulation (as defined in Section 3.5(d) below), will cause the Deco Companies to declare and make a distribution to Seller of the assets and liabilities that constitute the Adjustments as more specifically described on Exhibit 1.4 (the "Permitted Distribution"); provided, however, that the Deco Companies shall not make or declare any Permitted Distribution (and Seller shall not cause any of the Deco Companies to make or declare any such distribution) of the cash, cash equivalent and marketable securities components thereof beyond any such distributions actually taken into account in preparing the Preliminary Statement.

     1.5 Additional Permitted Distribution. In addition to the Permitted Distribution, at or before the Closing, the parties acknowledge that Seller, to the extent permitted by applicable Governmental Regulation, will cause the Deco Companies to declare and make a distribution to Seller of all obligations of the Deco Companies to DLJ (as defined in Section 3.17) and the attorneys and accountants for the Deco Companies (the "Additional Permitted Distribution"), and no such obligations shall be included in the Preliminary Statement or the Final Statement to the extent so distributed.


                                  ARTICLE IIII

                                  THE CLOSING

     2.1 Time and Place of Closing. Upon the terms and conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Miller, Canfield, Paddock and Stone, P.L.C., Bloomfield Hills, Michigan, at 10:00 a.m. (local time) on a Business Day (as defined in Section 10.1) that is designated by Buyer so that the Closing will occur contemporaneously with the closing of the Closing Date Financing (as defined in Section 10.1), but such date (a) shall not be a date later than the Deadline (as defined below) and (b) shall be a date after (i) expiration or early termination of the "waiting period" and any extensions thereof under the HSR Act (as defined in Section 3.5(b) below) and
(ii) if an injunction, court order or other Governmental Regulation enjoining or restraining consummation of the transactions contemplated by this Agreement has been obtained, the reversal, lifting or other successful appeal or resolution of such injunction, order or Governmental Regulation, or at such other place and on such other date as the parties may mutually agree in writing. The consummation of the transactions contemplated by this

Agreement and the Closing will be deemed to take place at 11:59 p.m.
(local time) on the date on which the Closing actually occurs, and such date will be referred to as the "Closing Date" under this Agreement. For purposes of this Agreement, "Deadline" shall mean March 31, 1998 or such later date as the Deadline shall have been extended pursuant to Sections 9.1(d)(i), 9.1(f)(i) and 9.4(b) hereof.

     2.2 Deliveries By Seller. At the Closing, Seller will deliver (or cause to be delivered) the following to Buyer:

          (a) Stock certificates representing the Deco Shares, duly endorsed in blank or accompanied by stock powers with signatures guaranteed by a financial institution that is a participant in the Securities Transfer Agents Medallion Program or the New York Stock Exchange Medallion Signature Guarantee Program.

          (b) The resignations, effective as of the Closing Date, of all members of the Boards of Directors and officers of the Deco Companies.

          (c) The stock books, stock ledgers and minute books of the Deco Companies.

          (d) True and complete copies of the Articles of Incorporation of the Deco Companies, as certified by the appropriate state official, and certificates of good standing of the Deco Companies from the appropriate state official in each state listed in Section 3.1 of the Disclosure Schedule, which articles (as so certified) and certificates of good standing are dated not more than thirty (30) days prior to the Closing Date.

          (e) As to each of the Deco Companies, a certificate of Seller certifying that attached thereto are true and complete copies of the Bylaws of such company, as amended through the Closing Date and as in full force and effect on the Closing Date, and that the Articles of Incorporation of such company, as certified by the appropriate state official and as delivered at the Closing, have not been amended or rescinded since the date of such certification and remain in full force and effect on the Closing Date.

          (f) A certificate of Seller dated as of the Closing Date and duly executed by Seller certifying as to the fulfillment of the conditions set forth in Sections 8.1 through 8.5 below.

          (g) The certificate (duly executed by Seller) contemplated by
     Section 8.6 below.

          (h) A Noncompetition Agreement in substantially the form attached hereto as Exhibit 2.2(i) (the "Noncompetition Agreement") duly executed by Seller.

          (i) A General Release in substantially the form attached hereto as
     Exhibit 2.2(j) (the "General Release") duly executed by Seller.

          (j) The Indemnity Escrow Agreement duly executed by Seller.

          (k) All other documents, instruments and writings required to be delivered by Seller at or prior to the Closing pursuant to this Agreement.

     2.3 Deliveries By Buyer. At the Closing, Buyer will deliver (or cause to be delivered) the following to Seller:

          (a) The Estimated Purchase Price for the Deco Shares in accordance with Section 1.2 above).

          (b) True and complete copies of the Articles of Incorporation of Buyer, as certified by the appropriate state official, and a certificate of good standing of Buyer from the appropriate official of the jurisdiction of Buyer's incorporation, which articles (as so certified) and certificate of good standing are dated not more than thirty (30) days prior to the Closing Date.

          (c) A certificate of an officer of Buyer certifying on behalf of Buyer that attached thereto are true and complete copies of the Bylaws of Buyer, as amended through the Closing Date and as in full force and effect on the Closing Date, and that the Articles of Incorporation of Buyer, as certified by the appropriate state official and as delivered at the Closing, have not been amended or rescinded since the date of such certification and remain in full force and effect on the Closing Date.

          (d) True and complete copies of corporate resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and consummation of the transactions contemplated by this Agreement which resolutions are certified on behalf of Buyer by an officer of Buyer as being valid and in full force and effect on the Closing Date.

          (e) A certificate of an officer of Buyer dated as of the Closing Date certifying on behalf of Buyer as to the fulfillment of the conditions set forth in Sections 7.1 through 7.5 below.

          (f) The documents and certificates (duly executed by Buyer if appropriate) contemplated by Section 7.6 below.

          (g) All other documents, instruments and writings required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement.

                                 ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     To induce Buyer to execute and deliver this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Buyer as follows as of the date of this Agreement as of the Closing Date, each such representation and warranty being independently material:

     3.1 Corporate Organization, Etc. Each of the Deco Companies is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and has all requisite power and authority (corporate and other) to conduct its business as it is now being conducted and to own, lease and operate its property and assets. Each of the Deco Companies is duly qualified or licensed and is in good standing in each of the jurisdictions listed on Section 3.1 of the disclosure schedule of Seller delivered to Buyer on the date hereof (the "Disclosure Schedule") being each jurisdiction in which the ownership or leasing of property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed is not, in the aggregate, has not had, and is not reasonably likely to have, a Seller Material Adverse Effect. For purposes of this Agreement, "Seller Material Adverse Effect" means with respect to any fact, circumstance, occurrence, event, change or development, that such fact, circumstance, occurrence, event, change or development either alone or together with other like facts, circumstances, occurrences, events, changes and developments (a) has, or is reasonably likely to have (at the time in question or at any time in the future), a material adverse effect on the business, assets, financial condition or results of operations of the Deco Companies taken as a whole or (b) has impaired, hindered or adversely affected, or is reasonably likely to impair, hinder or adversely affect (at the time in question or at any time in the future), the ability of Seller to execute or deliver this Agreement or any of the Related Agreements, to perform any of Seller's material obligations under this Agreement or any of the Related Agreements or to consummate any of the material transactions contemplated by this Agreement or any of the Related Agreements, or (c) has adversely affected, or is reasonably likely to adversely affect (at the time in question or at any time in the future), the validity or enforceability of any of the material provisions of this Agreement or any of the Related Agreements against Seller. Except as set forth on Section 3.1 of the Disclosure Schedule, none of the Deco Companies has, during the past six (6) years, used or assumed any other names in connection with their businesses or otherwise. Section 3.1 of the Disclosure Schedule also contains true and complete copies of the Articles of Incorporation and Bylaws of each of the Deco Companies.

     3.2 Capitalization.

          (a) The authorized capital stock of Deco-Grand consists of 500 common shares, $100 par value, 163.086 shares of which are issued and outstanding. The authorized capital stock of Deco Tech consists of 60,000 common shares, no par value, 100 shares of which are issued and outstanding. The authorized capital stock of Deco International consists of 6,000 common shares, $10 par value, 100 shares of which are issued and outstanding.

          (b) Seller owns (beneficially and of record) all of the issued and outstanding shares of capital stock of the Deco Companies (consisting solely of the Deco Shares) free and clear of all Encumbrances (as defined in Section 10.1), except for those arising in connection with this Agreement or those arising from applicable securities laws. All of the issued and outstanding common shares of each of the Deco Companies have been duly authorized, validly issued and fully paid and are nonassessable. Upon delivery to Buyer at the Closing, Buyer will obtain good title to the Deco Shares, free and clear of all Encumbrances, except those created by Buyer or those arising from applicable securities laws.

          (c) There are no outstanding (i) securities convertible into or exchangeable for any capital stock of any of the Deco Companies, (ii) options, warrants or other rights to purchase or subscribe for any capital stock of any of the Deco Companies or (iii) contracts, commitments, agreements, understandings or arrangements relating to the issuance of any capital stock of any of the Deco Companies, any such convertible or exchangeable securities or any such options, warrants or rights pursuant to which any of the Deco Companies or Seller is subject or bound.

     3.3 Subsidiaries. Except as set forth in Section 3.3 of the Disclosure Schedule, none of the Deco Companies has any Subsidiaries (as defined in the next sentence). As used in this Agreement, a "Subsidiary" of any entity means any other entity in which (other than directors qualifying shares required by applicable Governmental Regulation) at least a majority of the securities or other ownership interests of each class having ordinary voting power or analogous right (other than securities or other ownership interests which have such power or right only by reason of the happening of a contingency) are owned, beneficially and of record, by such entity or by one or more of the other Subsidiaries of such entity or by any combination thereof.

     3.4 Authority Relative to this Agreement. Seller has all requisite power, authority and capacity to execute and deliver this Agreement and each of the Related Agreements and to consummate the transactions contemplated by this Agreement and each of the Related Agreements. The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated by this Agreement and the Related Agreements by Seller have been duly and validly authorized by all required action on the part of Seller (including the trustees and beneficiaries of the related trusts). This Agreement has been (and when the Related Agreements have been executed and delivered to Buyer at the Closing each of the Related Agreements will have been) duly and validly executed and delivered by Seller, and this Agreement constitutes (and when the Related Agreements are executed and delivered to Buyer at the Closing each of the Related Agreements will constitute) a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether considered in a proceeding in equity or at law).

     3.5 Consents and Approvals; No Violations. Neither the execution and delivery of this Agreement or any of the Related Agreements by Seller, nor the performance of any of Seller's obligations under this Agreement or any of the Related Agreements, nor the consummation of any of the transactions contemplated by this Agreement or any of the Related Agreements by Seller will:

          (a) Violate any provision of the Articles of Incorporation or Bylaws of any of the Deco Companies.

          (b) Require any consent, waiver, approval, authorization or permit of, or filing with or notification to (each a "Consent"), any foreign, federal, state, county, municipal or other government or governmental or regulatory authority, agency or commission or court of competent jurisdiction (each, a "Governmental Entity") or any other Person (including, but not limited to, under any Obligation (as defined in subsection (c) below), except for filings with the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "DOJ") pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (together, the "HSR Act").

          (c) Result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination or cancellation) under, any of the terms, conditions or provisions of any indenture, mortgage, note, bond, financing commitment, loan agreement, Encumbrance, license, Government Authorization or other authorization, contract, lease, agreement or other instrument or obligation (each, an "Obligation") to which any of the Deco Companies or Seller is a party or by which any of their respective properties or assets may be bound or give rise to any Encumbrance upon the Deco Shares or any of the properties or assets of any of the Deco Companies.

          (d) Violate any law, statute, ordinance, rule or regulation or any order, writ, judgment, injunction, decree or award of any Governmental Entity or arbitrator (each, a "Governmental Regulation") applicable to any of the Deco Companies or Seller.

     3.6 Financial Statements. Seller has previously provided to Buyer the following financial statements (collectively, the "Financial Statements"): for each of Deco-Grand and Deco Tech the audited balance sheets, the related statements of income and retained earnings and the related statements of cash flows (including any related notes thereto) as of and for the fiscal years ended December 31, 1994, December 31, 1995 and December 31, 1996; and, for the Deco Companies, the combined unaudited balance sheets as of March 31, 1997 (the "Reference Date") and September 30, 1997. Except as otherwise set forth in
Section 3.6 of the Disclosure Schedule, the Financial Statements fairly present in all material respects the financial position, results of operations, changes in stockholders equity and cash flows of the respective companies as of the dates or for the periods presented in the Financial Statements in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved.

     3.7 Absence of Certain Changes. Except as disclosed in Section 3.7 of the Disclosure Schedule and as otherwise contemplated by this Agreement, to Seller's and the Deco Companies' Knowledge (as defined in Section 10.1), since the Reference Date, none of the following have occurred with respect to the Deco Companies:

          (a) Any damage, destruction or casualty loss that has or constitutes or is reasonably likely to have or constitute a Seller Material Adverse Effect.

          (b) Conducted their business in any material respect not in the ordinary course of business consistent with past practice, except in connection with the transactions contemplated by this Agreement.

          (c) Any change in the accounting principles or practices used by them (except as required by GAAP).

          (d) Except in the ordinary course of business consistent with past practice, sold, transferred or otherwise disposed of any of their material properties or assets.

          (e) Any change or aggregate of changes in the financial condition, results of operations, business, assets, or liabilities of any of the Deco Companies that has resulted or constitutes, or would reasonably be expected to result in or constitute, a Seller Material Adverse Effect.

          (f) Any increase in the compensation or rate of compensation or commission (excluding bonus) payable or to become payable by any of the Deco Companies to any of their directors, officers, salaried employees earning more than $75,000 per annum, salesmen or agents, other than to Seller, or any General Increase in the compensation or rate of compensation payable or to become payable to any of their hourly employees or salaried employees earning $75,000 per annum or less ("General Increase" for purposes hereof shall mean any increase applicable to a class or group of employees and does not include increases granted to individual employees for merit, length of service, change in position or responsibility or other reasons applicable to specific employees and not generally to a class or group thereof), or any aggregate increase in compensation to any directors, officers or salaried employees, of more than $5,000, or any termination of any key employee or any employee whose compensation was in excess of $75,000 per annum.

          (g) Any one capital expenditure or any series of related capital expenditures (other than emergency repairs and replacements), the amount or aggregate amount of which (as the case may be) is in excess of $300,000.

     3.8 Compliance with Law.  Except as disclosed in Sections 3.11, 3.12 and
3.16 of the Disclosure Schedule:

          (a) The businesses of the Deco Companies are not being conducted in violation of, and the Deco Companies are now in full compliance with, their respective Articles of Incorporation, Bylaws and all applicable Governmental Regulations. No event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by any Deco Company of any Governmental Regulation. The businesses of the Deco Companies at no time in the past have been conducted in violation of, and the Deco Companies at all times in the past have been in full compliance with, their respective Articles of Incorporation, Bylaws and all applicable Governmental Regulations (except where any such violation or failure to be in compliance would not give rise to any liability of any kind (whether known or unknown, matured or unmatured, asserted or not asserted, liquidated or not liquidated, accrued, absolute, contingent or otherwise) on any of the Deco Companies).

          (b) The Deco Companies have all Governmental Authorizations (as defined in Section 10.1) necessary to conduct their businesses as currently conducted, except where such failure to have such Governmental Authorizations, in the aggregate, does not have or constitute, and is not reasonably likely to have or constitute, a Seller Material Adverse Effect. Each such Governmental Authorization is valid and in full force and effect.

     3.9 Contracts and Commitments.

          (a) Section 3.9 of the Disclosure Schedule sets forth a list of the following agreements and commitments (if written and if oral a summary of the material provisions thereof) to which any of the Deco Companies is a party or by which any of their respective assets are bound (collectively, the "Contracts"):

                (i) Employment, severance or termination agreements and any post-retirement medical plans or supplemental executive retirement plans.

                (ii) Collective bargaining agreements.

                (iii) Agreements which provide for aggregate future payments by or to any of the Deco Companies of more than $250,000 per year which are not terminable by such Deco Company on less than 180 or fewer days' notice without penalty (other than purchase orders entered into in the ordinary course of business and third party payor or plan sponsor arrangements).

                (iv) Agreements containing covenants limiting the freedom of any of the Deco Companies to compete with any Person in any line of business or in any area or territory.

                (v) Material leases and licenses of any of the Deco Companies.

                (vi) Indentures, mortgages and notes or other debt instruments evidencing indebtedness for borrowed money to which any of the Deco Companies is a party.

                (vii) each licensing agreement or other contract or commitment with respect to patents, trademarks, copyrights, or other Intellectual Property Assets (as defined in Section 3.14), including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets.

                (viii) each joint venture, partnership, and other contract and commitment (however named) involving a sharing of profits, losses, costs, or liabilities by any Deco Company with any other Person.

                (ix) each warranty, guaranty, and/or other similar undertaking with respect to contractual performance extended by any Deco Company.

           (b) None of the Deco Companies are in default and, to Seller's and the Deco Companies' Knowledge, none of the Deco

     Companies has any basis to believe that the other party is in default, under any of the Contracts and no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any Deco Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract. Seller has provided to Buyer true and complete copies of the Contracts.

     3.10 Litigation. Except as set forth in Section 3.10 of the Disclosure Schedule and except with regard to taxes, employee benefits and environmental matters (which are the subject of other Sections in this Agreement):

          (a) There is no Proceeding (as defined in Section 10.1) pending or, to Seller's and the Deco Companies' Knowledge, threatened against any of the Deco Companies or Seller before any Governmental Entity or arbitrator and, to Seller's and the Deco Companies' Knowledge, there is no reasonable basis for any such Proceeding.

          (b) None of the Deco Companies is subject to any outstanding judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator.

     3.11 Taxes.
          (a) For purposes of this Agreement:

               (i) The term "Taxes" means all federal, state, local, foreign, and other net income, gross income, gross receipts, profits, goods and services, social security, sales, use, ad valorem, single business, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, franchise, business license, occupation, real property gains, severance, stamp, occupation, premium, property, windfall profits, customs, duties, or other taxes, fees, assessments, environmental, alternative minimum, windfall and capital taxes, and all other obligations of the same or a similar nature to any of the foregoing, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes;

               (ii) The term "Return" means all returns, declarations, reports, statements, schedules, notices, forms or other documents or information required to be filed in respect of the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of any legal requirement relating to any Tax, and the term "Return" means any one of the foregoing Returns;

               (iii) The term "Code" means the Internal Revenue Code of 1986, as amended. All citations to the Code or to the regulations promulgated thereunder shall include any amendments or any substitute successor provisions thereto.

          (b) There have been properly completed and filed on a timely basis and in correct form all Returns required to be filed by the Deco Companies. As of the time of filing, all Returns correctly reflected (and all Returns required to be filed by Seller pursuant to Article VI hereof will correctly reflect at the time of filing) the facts regarding the income, business, assets, operations, activities, status, or other matters of each Deco Company or any other information required to be shown thereon. An extension of time within which to file any Return that has not been filed has not been requested or granted.

          (c) With respect to all amounts in respect of Taxes imposed with respect to the income or operations of any of the Deco Companies for which any of the Deco Companies is or could be liable, whether to taxing authorities (as, for example, under Governmental Regulation) or to other Persons (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable tax laws and agreements have been fully complied with, and all such amounts of Taxes required to be paid to taxing authorities or others on or before the date hereof have been paid, and all such amounts required to be paid by the Closing Date will be paid on or prior to the Closing Date.

          (d) Except as otherwise set forth in Section 3.11 of the Disclosure Schedule, there exists no proposed Tax assessment against any of the Deco Companies. All Taxes that any Deco Company is or was legally required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity or other Person.

          (e) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) on any of the assets or properties of the Deco Companies.

          (f) There is no Tax sharing agreement that will require any payment by any Deco Company.

          (g) Each of the Deco Companies is, and at all times within the ten
     (10) year period preceding the Closing Date (or since formation if formed within such ten (10) year period) has been, an "S Corporation."

     Each of the Deco Companies (i) made an effective, valid and binding S election pursuant to Section 1362 of the Code, (ii) has since such election maintained its status as an S Corporation pursuant to Section 1361 of the Code without lapse or interruption, and (iii) has made and continuously maintained elections similar to the federal S election in each state or local jurisdiction the Company does business or is required to file a Return to the extent such states or jurisdictions permit such elections. None of the Deco Companies will or can be subject to any built-in gains Tax under Section 1374 of the Code or any similar corporate level Tax imposed on the Deco Companies by any taxing authority.

          (h) The transaction contemplated herein is not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of Governmental Regulation.

          (i) The Seller is not a Person other than a United States person within the meaning of the Code.

          (j) Except as otherwise set forth in Section 3.11 of the Disclosure Schedule, there is no pending audit or review by the IRS (as defined in Section 3.12(b)(viii)) or any other tax authority and none of the Deco Companies nor Seller has received any written notice of any threatened audit or review by the IRS or any other tax authority.

          (k) To the Knowledge of Seller and the Deco Companies, Seller is eligible and has the authority to consent to the federal Section 338(h)(10) Election (as defined in Section 6.1) under the Code with respect to the transactions contemplated in this Agreement.

     3.12 Employee Benefit Plans; ERISA.

          (a) (i) Section 3.12(a)(i) of the Disclosure Schedule contains an accurate and complete list of all plans, contracts, programs and arrangements, including, but not limited to, collective bargaining agreements, pensions, bonuses, deferred compensation, retirement, severance, hospitalization, insurance, salary continuation, and other employee benefit plans, programs or arrangements, maintained currently or at any time within the previous five (5) years by any of the Deco Companies or any company related by ownership to any of the Deco Companies within the meaning of Code Section 414(b), (c) or (m) ("Related Company") or under which any of the Deco Companies or any Related Company has had any obligations with respect to an employee of any of the Deco Companies or of a Related Company (the "Plans").

               (ii) None of the Deco Companies or any Related Company contributes or has any obligation to contribute to any "multiemployer plans" within the meaning of 3(37) of ERISA ("Multiemployer Plans").

          (b) Seller has delivered to Buyer true and complete copies of the following:

               (i) all documents that set forth the terms of each Plan and of any related trust, including all amendments, plan descriptions and/or summary plan descriptions, whether required to be prepared and distributed to plan participants under ERISA;

               (ii) all collective bargaining agreements pursuant to which contributions have or are being made or obligations incurred for pension and/or welfare benefits by any of the Deco Companies or any Related Company;

               (iii) all registration statements filed with respect to any Plan;

               (iv) all insurance policies purchased to provide benefits under any Plan;

               (v) all contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate or related to any Plan;

               (vi) all notifications to employees of their rights under ERISA Section 601 et seq. and Code Section 4980B;

               (vii) the Form 5500 filed for the three most recent plan years with respect to each Plan, including all schedules thereto and the opinions of independent accountants;

               (viii) all notices that were given by any of the Deco Companies, a Related Company or any Plan to the United States Internal Revenue Service ("IRS"), the United States Pension Benefit Guaranty Corporation ("PBGC") or the United States Department of Labor, pursuant to Governmental Regulation, within the four (4) years preceding the date of this Agreement, and all such notices that were required to be given by such agencies to any of the Deco Companies, any Related Company or any Plan, within such time period;

               (ix) the most recent determination letter issued to any Plan which is intended to be tax-qualified under Code Section 401(a); and

               (x) the Form PBGC-1 for the three most recent plan years with respect to each Plan that is subject to Title IV of ERISA.

          (c) Except as specifically set forth in Section 3.12(c) of the Disclosure Schedule:

               (i) each Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA, and its related trust ("Pension Plan and Trust") which is intended to be tax qualified now meets, and since its inception has met, the requirements for qualification under Sections 401(a) and 401(k) of the Code and is now, and since its inception has been, exempt from taxation under
          Section 501(a) of the Code, and the IRS has issued a current favorable determination letter with respect to the qualified status of each Pension Plan and Trust and has not taken any action to revoke such letter;

               (ii) Each of the Deco Companies has performed all obligations required to be performed by it under the Plans (including, but not limited to, the making of all contributions), and has made appropriate entries in its financial records and statements for all obligations and liabilities under such plans that have accrued but are not due.

               (iii) Each of the Plans has been operated in compliance with the requirements of all Governmental Regulations applicable to such Plans, including but not limited to ERISA and the Code;

               (iv) None of the Deco Companies nor, to the Seller's and the Deco Companies' Knowledge, any other "disqualified person" or "party in interest," within the meanings of Section 4975 of the Code or Section 3(14) of ERISA, respectively, has engaged in any "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could, following the Closing Date, subject any Plan (or its related trust), Buyer, any of the Deco Companies, or any officer, director or employee of any of them, to any Tax or penalty imposed under the Code or ERISA;

               (v) there are no Proceedings pending (other than routine claims for benefits) or, to the Seller's and the Deco Companies' Knowledge, threatened against any Plan or against the assets of any Plan;

               (vi) each "plan official," within the meaning of Section 412 of ERISA, of each Plan is bonded to the extent required by said
          Section 412;

               (vii) no statement, either written or oral, has been made by any of the Deco Companies to any Person with regard to any Plan that was not in accordance with the Plan and that could have an adverse economic consequence to any of the Deco Companies or Buyer and each Plan can be terminated within sixty (60) days;

               (viii) no Proceeding has been initiated to terminate any Plan and any such termination will not subject any of the Deco Companies or Buyer to liability to any Person;

               (ix) the Deco Companies have no liability to the IRS with respect to any Plan, including any liability imposed by Chapter 43 of the Code;

               (x) no retiree benefits are payable under any "employee welfare benefit plan," within the meaning of Section 3(1) of ERISA ("Welfare Plan");

               (xi) each Welfare Plan which is a group health plan within the meaning of Section 5000 of the Code complies and in each case has complied with the applicable requirements of Sections 601 through 608 of ERISA and Sections 162(k) or 4980B of the Code, as applicable;

               (xii) no payment that is owed or may become due to any director, officer, employee or agent of any of the Deco Companies will be non-deductible to such Deco Company or subject to Tax under Sections 280G or 4999 of the Code, nor will any of the Deco Companies be required to "gross up" or otherwise compensate any such Person because of the imposition of any excise tax on a payment to such Person; and

               (xiii) the completion of the transactions contemplated in this Agreement will not result in the payment, vesting or acceleration of any benefit.

          (d) Except as specifically set forth in Section 3.12(d) of the Disclosure Schedule, with respect to any Plan that is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA:

               (i) Each of the Deco Companies and each Related Company has met the minimum funding standard, and has made all contributions required, under ERISA Section 302 and Code Section 412;

               (ii) no accumulated funding deficiency, whether or not waived, exists with respect to any Plan and no event has occurred or circumstance exists that may result in an accumulated funding deficiency as of the last day of the current plan year of any such Plan;

               (iii) the actuarial report for each Plan fairly represents the financial condition and the results of operations of each such Plan in accordance with GAAP;

               (iv) since the last valuation date for each Plan, no event has occurred or circumstance exists that would increase the amount of benefits under any such Plan or that would cause the excess of plan assets over benefit liabilities (as defined in ERISA Section 4001) to decrease, or the amount by which benefit liabilities exceed assets to increase;

               (v) no reportable event (as defined in ERISA Section 4043) has occurred;

               (vi) the Deco Companies do not have any liability to the PBGC with respect to any Plan and, to Seller's and the Deco Companies' Knowledge, no facts or circumstances exist that may give rise to any liability of any of the Deco Companies or Buyer under Title IV of ERISA;

             (vii) none of the Deco Companies nor any Related Company has ceased operations at any facility or has withdrawn from any Plan in a manner that would subject any of the Deco Companies to liability under ERISA Sections 4062(e), 4063 or 4064;

               (viii) the PBGC has not instituted proceedings to treat a Plan as terminated and no event has occurred or circumstance exists that may constitute grounds under ERISA Section 4042 for the termination of, or the appointment of a trustee to administer, any Plan.

     3.13 Title to Properties. Each of the Deco Companies has good title to all assets which it purports to own including those which are reflected on the combined unaudited balance sheets of such Deco Companies as of the Reference Date included in the Financial Statements (except for assets and properties sold, consumed or otherwise disposed of by such Deco Company in the ordinary course of business since the Reference Date) and all assets acquired by such Deco Company since the Reference Date (except for any such assets sold, consumed or otherwise disposed of by such Deco Company in the ordinary course of business). Such assets and properties are owned free and clear of all Encumbrances, except for (a) liens for current Taxes not yet due and payable or for Taxes the validity of which is being contested in good faith, and (b) mechanic's, materialmen's and other similar statutory Encumbrances which have arisen in the ordinary course of business.

     3.14 Trademarks, Etc.

          (a) Except as set forth in Section 3.14(a) of the Disclosure Schedule, there are no registered or unregistered trademarks, trade names, service marks, copyrights, patents or applications therefor which are used by any of the Deco Companies and which are material to the conduct of the business of any of the Deco Companies as currently conducted. For purposes of this Agreement, "Intellectual Property Assets" means and includes: (i) the names Grand Machining Co., Deco Technologies, Inc. and Deco International, Inc., all fictional business names, assumed names, trade names, registered and unregistered trademarks, service marks, and applications; (ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patents"); (iii) all copyrights in both published works and unpublished works; and (iv) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints; in each case that are owned, used, or licensed by any of the Deco Companies as licensee or licensor.

          (b) The Deco Companies own or possess adequate licenses or other valid rights to use all of the Intellectual Property Assets within the territory of the Deco Companies' current business. The conduct of the business of the Deco Companies as now conducted does not conflict with any trademarks, trade names, service marks, copyrights, patents, trade secrets or other intellectual property assets of others in any way which has or constitutes, or is reasonably likely to have or constitute, a Seller Material Adverse Effect.

          (c) With respect to each of the Patents listed in Section 3.14(a) of the Disclosure Schedule of which the inventor is or was an employee of the Deco Companies, the Deco Companies, to Seller's and the Deco Companies' Knowledge, have had all rights thereto, including all modifications, improvements and extensions thereof, assigned to them by the inventor of such patent.

          (d) To Seller's and the Deco Companies' Knowledge, there are no United States or other foreign patents or published foreign patent applications the claims of which prevent, or would reasonably be expected to prevent, Buyer from operating the Deco Companies as currently operated or the Deco Companies from continuing to operate as currently operated in the countries in which they are currently doing business.

          (e) The Intellectual Property Assets are all those necessary for the operation of the Deco Companies' businesses as they are currently conducted. Except as otherwise set forth in Section 3.14(e) of the Disclosure Schedule, one or more of the Deco Companies is the owner of all right, title, and interest in and to each of the material Intellectual Property Assets, free and clear of all Encumbrances and has the right to use without payment to any other Person all of the Intellectual Property Assets.

     3.15  Insurance.

          (a) Neither Seller nor any of the Deco Companies has received any notice that any of the Deco Companies is in default under any insurance policy with regard to the property, assets, operations or business of the Deco Companies. There are no pending claims against or under any such insurance policies made by any of the Deco Companies as to which the insurers have denied liability.

          (b) Section 3.15(b) of the Disclosure Schedule describes:

                (i) any material self-insurance arrangement by or affecting any Deco Company, including any reserves established thereunder; and

                (ii) all material obligations of the Deco Companies to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

          (c) All policies to which any Deco Company is a party or that provide coverage to Seller, any Deco Company, or any director or officer of any Deco Company: (A) are valid, outstanding, and enforceable; (B) are sufficient for compliance with all Governmental Regulations and Contracts to which any Deco Company is a party or by which any of them is bound;
     (C) will continue in full force and effect immediately following the consummation of the transactions contemplated in this Agreement unless Buyer takes some action to discontinue such policies; and (D) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of any Deco Company.

     3.16 Environmental Matters. Except as set forth in Section 3.16 of the Disclosure Schedule:

          (a) Each of the Deco Companies is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under (whether any such violation or liability is known or unknown, matured or unmatured, liquidated or not liquidated, asserted or not asserted absolute, contingent or otherwise), any Environmental Law
     (as defined in Section 10.1). Neither Seller nor any of the Deco Companies has any basis to expect that there exists any, nor has any of them or any other Person for whose conduct any of them are liable received any actual or threatened order, notice, or other written communication from (i) any Governmental Entity or private citizen, or
     (ii) the current or
     prior owner or operator of any Facilities (as defined in Section 10.1) of, any actual or potential violation or failure to comply with any Environmental Law by Seller, any of the Deco Companies or any other
     Person for whose conduct any of them are liable, or of any actual or threatened obligation of Seller, any of the Deco Companies or any Person for whose conduct any of them are liable to undertake or bear the cost of any Environmental, Health, and Safety Liabilities (as defined in Section 10.1) with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or any of the Deco Companies has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Seller, any Deco Company or any other Person for whose conduct any of them are liable, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

          (b) There are no pending or, to the Knowledge of Seller and the Deco Companies, threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the properties and assets (whether real, personal, or mixed) in which Seller or any of the Deco Companies has an interest and there are, to the Knowledge of Seller and the Deco Companies, no such pending or threatened claims, Encumbrances or other restrictions with respect to or affecting any such properties or assets as to which Seller or any of the Deco Companies formerly had an interest.

          (c) Neither Seller nor any of the Deco Companies has any basis to expect that there exists any, nor has any of them or any other Person for whose conduct any of them are liable received any citation, directive, inquiry, notice, order, summons, warning, or other written communication of any, alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or any of the Deco Companies had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Seller, any of the Deco Companies, or any other Person for whose conduct any of them are liable, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

          (d) Neither Seller nor any of the Deco Companies, or any other
     Person for whose conduct any of them are liable, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets
     (whether real, personal, or mixed) in which Seller or any of the Deco Companies (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

          (e) Seller and the Deco Companies have no liability of any kind (whether known or unknown, matured or unmatured, liquidated or not liquidated, asserted or not asserted, absolute, contingent or otherwise), other than any liability associated with day to day compliance matters (and the Deco Companies are not in violation of any such matters), associated in any way with Hazardous Materials present on or in the Environment at the Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. None of Seller, any of the Deco Companies, any other Person for whose conduct any of them are liable has permitted or conducted, or is aware of, any Hazardous Activity conducted in violation of any Governmental Regulation with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or any Deco Company has or had an interest.

          (f) There has been no Release (other than Releases authorized under Environmental Law) or, to the Knowledge of Seller and the Deco Companies, Threat of Release (as defined in Section 10.1) (other than a Threat of Release authorized under Environmental Law), of any Hazardous Materials at or from any properties or assets in which Seller or any of the Deco Companies has an interest (or, in the case of any properties or assets in which Seller or any of the Deco Companies has had an interest at any time in the past, any such Release or Threat of Release at any time while Seller or any of the Deco Companies had such interest). To the Knowledge of Seller and the Deco Companies, there has been no Release (other than Releases authorized under Environmental Law) or a Threat of the Release (other than Threats of Release authorized under Environmental Law) of any Hazardous Materials from any properties or assets in which Seller or any of the Deco Companies has or had an interest where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed, or from or by any other properties and assets (whether real, personal, or mixed) in which Seller or any of the Deco Companies has or had an interest, or any geologically or hydrologically adjoining property, whether by Seller, any of the Deco Companies or any other Person.

          (g) Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller or any of the Deco Companies pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Seller, any of the Deco Companies, or any other Person for whose conduct they are liable, with Environmental Laws.

          (h) None of the Deco Companies have, and as of the Closing Date none of the Deco Companies will have, any liability (whether known or unknown, matured or unmatured, liquidated or not liquidated, asserted or not asserted, absolute, contingent or otherwise) as to any then existing facts, circumstances or conditions under any of the environmental indemnity or similar provisions of any leases of any of the Facilities.

     3.17 Brokers and Finders. None of Seller, any of the Deco Companies or any of their respective Representatives has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders' fees in connection with any of the transactions contemplated by this Agreement, except for the fees and expenses payable to Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") for investment banking services, which will be paid by Seller.

     3.18 Conflicts of Interest. Except as set forth in Section 3.18 of the Disclosure Schedule or specifically identified in the Financial Statements (including any of the notes thereto), none of Seller, any officer or director of the Deco Companies, or any entity controlled by any of the foregoing nor any Related Person:

          (a) Owns, directly or indirectly, any interest in (excepting not more than 2% stockholdings for investment purposes in securities of publicly-held and traded companies), or is an officer, director, employee or consultant of, any corporation, firm, association or other business entity or organization which is, or is engaged in business as, a competitor, lessor, lessee, franchisee or supplier of any of the Deco Companies;

          (b) Owns, directly or indirectly, in whole or in part, any tangible or intangible property which any of the Deco Companies uses in the conduct of its business;

          (c) Has any claim or right against any of the Deco Companies;

          (d) Is owed any money or is party to any contract or commitment with any of the Deco Companies; or

          (e) Owes any money to any of the Deco Companies.

     3.19 Liabilities. Except as set forth in Sections 3.6, 3.7 (items 1 and 2 only), 3.9 (but only to the extent that any such liabilities or obligations under the agreements listed in such Section are not past due and do not involve any breach of such agreements or any violation of Governmental Regulation), 3.11, 3.12, 3.16, 3.19 and 3.29 of the Disclosure Schedule, the Deco Companies have no liabilities or obligations, whether known or unknown, matured or unmatured, asserted or not asserted, liquidated or not liquidated, accrued, absolute, contingent or otherwise, except (a) to the extent reflected or reserved for on the latest of the Financial Statements or as will otherwise be reflected or reserved for in the Preliminary Statement or the Final Statement and (b) current liabilities incurred in the ordinary course of business since the date of the latest Financial Statements and not required to be reflected on a balance sheet of the Deco Companies in accordance with GAAP (none of which involve or will involve any breach of any Contract or any violation of any Governmental Regulation).

     3.20 Suppliers. Section 3.20 of the Disclosure Schedule lists, by dollar volume, the ten (10) largest suppliers of the Deco Companies as of January 8, 1997. To the Seller's and the Deco Companies' Knowledge, the relationships of the Deco Companies with such suppliers are good commercial working relationships and Seller and the Deco Companies have not received any notice which would reasonably cause Seller or any of the Deco Companies to believe that any Person listed in Section 3.20 of the Disclosure Schedule has threatened to cancel or otherwise terminate or materially change the relationship of such Person with the Deco Companies whether as a result of the transactions contemplated by this Agreement or otherwise.

     3.21 Inventory. All items which comprise inventory of the Deco Companies set forth in the Financial Statements and to be set forth in the Preliminary Statement and the Final Statement have been (or will have been in the case of the Preliminary Statement and the Final Statement) purchased or manufactured in the ordinary course of business and are (or will be) valued therein in accordance with GAAP, applied on a consistent basis during the periods involved.

     3.22 Accounts Receivable. The accounts receivable of the Deco Companies reflected in the Financial Statements and to be reflected in the Preliminary Statement and the Final Statement represent bona fide claims for sales or other charges arising in the ordinary course of business in accordance with the Deco Companies' normal credit policies. Unless paid prior to the Closing Date, the accounts receivable reflected in the Financial Statements and to be reflected in the Preliminary Statement and the Closing Statement are and will be as of the Closing Date current and collectible net of the respective reserves shown thereon (which reserves are and will be adequate and calculated consistent with past practice). Subject to such reserves, each of the accounts receivable either has been or will be collected in full, without any set-off, after normal collection practices of the Deco Companies (and without the necessity of the institution of legal proceedings). There is no contest, claim, or right of set-off, under any contract with any obligor of an accounts receivable relating to the amount or validity of such accounts receivable. In the event that Buyer or any of the Deco Companies make a claim for indemnification against Seller under this Section 3.22 in respect of any accounts receivable of the Deco Companies then the related Deco Company will, as a condition to making such claim and being entitled to indemnification therefor (except to the extent any provision of such account receivable or the underlying agreement do not expressly permit transfer), transfer (without recourse) to Seller any such accounts receivable after Seller has paid to Buyer or the Deco Company, as applicable, the full amount of the Losses (as defined in Section 10.1) claimed by them as to such accounts receivable.

     3.23 Employee Relations. The Deco Companies have approximately 500 employees. Except as set forth in Section 3.23 of the Disclosure Schedule, no union or other collective bargaining unit has been certified or recognized by the Deco Companies as representing any of the Deco Companies' employees and, except as set forth in Section 3.23 of the Disclosure Schedule, to Seller's and the Deco Companies' Knowledge, no union organizing efforts with regard to any of the Deco Companies' employees have been conducted within the last two years or are now being conducted. To Seller's and the Deco Companies' Knowledge, the Deco Companies' relationships with their employees are good.

     3.24 Certain Payments. No Deco Company or director, officer, agent, or employee of any Deco Company, or to Seller's and the Deco Companies' Knowledge, any other Person associated with or acting for or on behalf of any Deco Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services
(i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Deco Company or Related Person of Seller, (iv) in violation of any Governmental Regulation, or (v) in violation of any supplier or customer policy as to which Seller or any of the Deco Companies has Knowledge, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Deco Companies.

     3.25 Books and Records. The books of account, minute books, stock record books, and other records of the Deco Companies, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in a manner consistent with the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934 (the "Exchange Act") (regardless of whether or not the Deco Companies are subject to that Section), including the maintenance of an adequate system of internal controls.

     3.26 Disclosure. No representation or warranty of Seller in this Agreement and no statement in the Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

     3.27 Real Property and Real Property Leases. Section 3.27 of the Disclosure Schedule contains a true and complete list of (a) all real property owned by the Deco Companies, (b) all real estate leases to which any of the Deco Companies is a party, and (c) all other material interests, if any, in real property owned or claimed by the Deco Companies. The Deco Companies have all material easements and rights, including parking rights and easements for power lines, water lines, roadways and other access, necessary to conduct the businesses they now conduct and enjoy peaceful and undisturbed possession of all properties occupied by them. Neither the whole nor any portion of any real property owned, occupied or leased to or by the Deco Companies has been, in the last six (6) years, rezoned or condemned or otherwise taken by any Governmental Entity and, to the Knowledge of Seller and the Deco Companies, no such zoning, condemnation or other taking is threatened or contemplated. None of the real properties owned, occupied or leased to or by the Deco Companies, or the occupancy or operation thereof, constitutes a nuisance or violation of any law or any building, zoning or other ordinance, code or regulation or any private or public covenant or restriction, and no written notice from any Governmental Entity or other Person has been received by Seller or the Deco Companies claiming any outstanding violation of any such law, ordinance, code, regulation, covenant or restriction, or requiring or calling attention to the need for any material amount of work, repairs, construction, alterations or installations on or in connection with any of such properties which has not been complied with. All leases of real property to which any of the Deco Companies is a party are valid, binding and in full force and effect, and there exists no material default thereunder by the Deco Companies or, to the Knowledge of Seller and the Deco Companies, any other party thereto, nor any events which with notice or lapse of time, or both, would constitute a material default by the Deco Companies thereunder, and all rents and other amounts heretofore payable under such leases have been paid in full. Notwithstanding anything to the contrary contained in this Section 3.27, Seller makes no representation or warranty in this Section 3.27 regarding compliance with any Environmental Law or Occupational Safety and Health Law; such compliance is addressed in Section 3.16.

     3.28 Effect of Transaction. No Person having a material business relationship with the Deco Companies has informed Seller or any of the Deco Companies that such Person intends to change in any material respect such relationship because of the transactions contemplated by this Agreement or otherwise.

     3.29  Product Warranty and Product Recalls. Except as set forth in Section
3.29 of the Disclosure Schedule, none of the Deco Companies has any liabilities or obligations of any kind (whether known or unknown, matured or unmatured, liquidated or not liquidated, asserted or not asserted, absolute, contingent or otherwise) for any Product Recall or for breach of warranty (express or implied), negligence, strict liability, failure to warn or any other such liabilities or obligations under any product liability theory whatsoever with respect to any products manufactured or sold at any time on or prior to the Closing Date and there is no basis for any of such liabilities or obligations.


                                  ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Seller as follows:

     4.1 Corporate Organization, Etc. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its property and assets. For purposes of this Agreement, "Buyer Material Adverse Effect" means with respect to any fact, circumstance, occurrence, event, change or development that such fact, circumstance, occurrence, event, change or development either alone or together with other like facts, circumstances, occurrences, events or developments (a) has, or is reasonably likely to have (at the time in question or at any time in the future), a material adverse effect on the business, assets, financial condition or results of operations of Buyer, or (b) has impaired, hindered or adversely affected, or is reasonably likely to (at the time in question or at any time in the future) impair, hinder or adversely affect, the ability of Buyer to execute or deliver this Agreement or any of the Related Agreements, to perform any of Buyer's material obligations under this Agreement or any of the Related Agreements, or to consummate any of the material transactions contemplated by this Agreement or any of the Related Agreements, or (c) has adversely affected, or is reasonably likely (at the time in question or at any time in the future) to adversely affect, the validity or enforceability of any of the material provisions of this Agreement or any of the Related Agreements against Buyer.

     4.2 Authority Relative to this Agreement. Buyer has all requisite power and authority (corporate and other) to execute and deliver this Agreement and each of the Related Agreements and to consummate the transactions contemplated by this Agreement and each of the Related Agreements. The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated by this Agreement and the Related Agreements by Buyer have been duly and validly authorized by all required corporate action on the part of Buyer. This Agreement has been (and when executed by Buyer and delivered to Seller at the Closing the Related Agreements will have been) duly and validly executed and delivered by Buyer and constitutes (and each of the Related Agreements when executed by Buyer and delivered to Seller at the Closing will constitute) the legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether considered in a proceeding in equity or at law).

     4.3 Consents and Approvals; No Violations. Neither the execution and delivery of this Agreement or any of the Related Agreements by Buyer, nor the performance of any of Buyer's obligations under this Agreement or any of the Related Agreements, nor the consummation of any of the transactions contemplated by this Agreement or any of the Related Agreements by Buyer will:

          (a) Violate any provision of the Articles of Incorporation or Bylaws of Buyer.

          (b) Require any Consent of any Governmental Entity or any other Person (including under any Obligation), except for filings with the FTC and the DOJ pursuant to the HSR Act.

          (c) Result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination or cancellation) under, any of the terms, conditions or provisions of any Obligation to which Buyer is a party or by which Buyer or any of its property or assets may be bound.

          (d) Violate any Governmental Regulation applicable to Buyer.

     4.4 Investment Intent. Buyer is acquiring the Deco Shares for its own account, for investment purposes and not with a view to, or for sale in connection with, any resale or other distribution thereof, nor with any present intention of distributing or selling the Deco Shares. Buyer acknowledges and agrees that the Deco Shares cannot be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of, and Buyer will not sell, transfer, offer for sale, pledge, hypothecate or otherwise dispose of any of the Deco Shares, without registration under the Securities Act of 1933, as amended, and any applicable state securities laws, except pursuant to an exemption from such registration under such Act and laws.

     4.5 Brokers and Finders. Neither Buyer nor any of its Representatives has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders' fees in connection with any of the transactions contemplated by this Agreement.

     4.6 Access. On and prior to the date of this Agreement, Seller caused, and Buyer acknowledges that Seller caused, Representatives of Seller and the Deco Companies to give Buyer and its Representatives full access to, and to furnish them with all information and documentation regarding, Seller, the Deco Companies, the business of the Deco Companies, the Deco Shares, this Agreement and the transactions contemplated by this Agreement, including all of the facilities, assets, properties, books, leases, agreements, commitments, Contracts, records and personnel of the Deco Companies which Buyer considers necessary or advisable to enable it to make a decision concerning its purchase of the Deco Shares and all other information as Buyer requested, so that Buyer had a full opportunity to review the business, financial, accounting and legal matters relating to all of the foregoing.

     4.7 Buyer's Expertise and Investigation.

          (a) Buyer is an informed and sophisticated purchaser, possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment under this Agreement and has engaged legal and other advisors, experienced in the evaluation and purchase of companies such as the Deco Companies.

          (b) Buyer has undertaken such investigation as it deems necessary or appropriate to enable it to make an informed and intelligent decision with regard to this Agreement and the transactions contemplated by this Agreement.

          (c) Buyer acknowledges and agrees that, in entering into this Agreement, in acquiring the Deco Shares and in consummating the other transactions contemplated by this Agreement:

                (i) Buyer has relied and will rely solely upon its own investigation and analysis and the representations, warranties and covenants contained in this Agreement (and, without limiting the generality of the foregoing, not on any of the information learned or provided in connection with any presentation made by management or other Representatives of any of the Deco Companies or Seller, contained in any document provided to it, including the Confidential Information Memorandum of Spring 1997 (the "Memorandum"), or otherwise).

                (ii) Neither Seller nor any of the Deco Companies (nor any of their respective Representatives) has made any representation or warranty except as expressly set forth in Article III of this Agreement (including in any other document, including the Memorandum).

Notwithstanding anything to the contrary contained herein, the representations and warranties of Buyer in Sections 4.6 and 4.7 shall not modify in any manner the representations and warranties of Seller in Article III of this Agreement or Buyer's reliance thereon.

     4.8 Litigation. There is no action, suit or proceeding pending or, to Buyer's Knowledge, threatened against Buyer before any Governmental Entity which is reasonably likely to have a Buyer Material Adverse Effect.

     4.9 MESC Notice. At least two Business Days prior to the date of this Agreement, Buyer has received from Seller a true and complete copy of MESC Form 1027 entitled "Business Transferor's Notice to Transferee of Unemployment Tax Liability and Rate".


                                   ARTICLE V

                            COVENANTS OF THE PARTIES

     5.1 Conduct of Business of the Deco Companies. Except as expressly contemplated by this Agreement, or with the prior written consent of Buyer, during the period from the date of this Agreement to the Closing Date:

          (a) Seller will use reasonable efforts to cause the Deco Companies to:

                (i) Conduct their respective businesses and operations in the ordinary course of business consistent with past practice.

                (ii) Preserve intact their respective properties, assets and business organizations.

                (iii) Keep available the services of their respective officers and key employees, in each case in the ordinary course of business consistent with past practice.

          (b) Seller will not permit any of the Deco Companies to take any of the following actions:

                (i) Issue, sell, purchase, redeem or pledge, or authorize the issuance, sale or pledge of (A) additional shares of capital stock, or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities or (B) any other securities in respect of, in lieu of, or in substitution for, the capital stock of any of the Deco Companies outstanding on the date of this Agreement.

                (ii) Except in the ordinary course of business consistent with past practice, sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets.

                (iii) Enter into other material agreements, commitments or contracts, except arrangements, commitments or contracts made in the ordinary course of business consistent with past practice.

                (iv) Change any of the accounting principles or practices used by it (except as required by GAAP).

                (v) Knowingly take any action or fail to take any commercially reasonable action as would reasonably be expected to result in a material change in the Net Book Value other than in the ordinary course of business and other than the Permitted Distribution and the Additional Permitted Distribution.

                (vi) Knowingly take any action or fail to take any commercially reasonable action which would reasonably be expected to cause any representation or warranty of Seller to cease to be true or accurate in any material respect as if then being made or that could prevent performance of any material covenant or obligation of the parties hereto or the satisfaction of any condition to the obligation of the parties hereto set forth in Articles VII or VIII hereof.

                (vii) Agree to take any of the foregoing actions.

     5.2 Access to Information.

          (a) From the date of this Agreement through and including the Closing Date, upon reasonable notice, Seller will cause the Deco Companies to (i) give Buyer and its authorized Representatives reasonable access to all books, records, offices and other facilities and properties of the Deco Companies, (ii) permit Buyer to make such inspections of the foregoing as Buyer may reasonably request and (iii) cause its officers to furnish Buyer with such financial and operating data and other information with regard to the business and properties of the Deco Companies as Buyer may from time to time reasonably request. Any such access will be provided, and all such inspections will be conducted, at reasonable times and in such a manner as not to interfere unreasonably with the operations of the business of the Deco Companies. All such information and access will be subject to the terms and conditions of the Confidentiality Agreement dated April 16, 1997 (the "Confidentiality Agreement") between DLJ, as agent of Seller, and Buyer, which will survive the execution and delivery of this Agreement.

          (b) After the Closing, upon reasonable notice, Buyer will fully cooperate with Seller and will give or cause to be given to Seller and its authorized Representatives, full access to Representatives of the Deco Companies and Buyer and such information (including the right to make copies or extracts thereof) relating to the Deco Companies or Buyer (including properties, books, contracts, financial statements, tax returns, commitments, files and records) as is reasonably requested for the preparation or filing of any Return, financial statement or report, in connection with any response or submission to any taxing authority or which is otherwise reasonably requested. Any such access will be provided, and all such inspections will be conducted, at reasonable times and in such a manner as not to interfere unreasonably with the operations of the business of the Deco Companies. In addition, after the Closing, upon the reasonable request of Seller, Buyer will use reasonable efforts to promptly make available, at no cost to Seller, Representatives of the Deco Companies and/or Buyer to meet with the IRS, other taxing authority or other Governmental Entity with regard to any tax dispute, audit, review or other matter applicable to Seller.

          (c) Buyer will retain and use reasonable efforts to preserve, and make available to Seller and its Representatives, all material information relating to the Deco Companies and the Deco Shares (including books, contracts, financial statements, Returns, files and records) for a period of at least eight (8) years after the Closing Date; provided that Buyer shall not be required to so retain, preserve and make available such information if it gives written notice (describing the information in reasonable detail) to Seller of its intent to dispose of such information at least thirty (30) days prior to the intended disposition date and offers to deliver such information to Seller.

     5.3 Continued Accuracy of Seller's Representations and Warranties.3 Continued Accuracy of Seller's Representations and Warranties. Between the date of this Agreement and the Closing Date, Seller will from time to time give written notice to Buyer of any facts, events, conditions, changes, circumstances or information occurring or arising from the date of this Agreement through the Closing Date that cause any representation or warranty set forth in Article III above to become untrue in any material respect as if such representation or warranty were then being given by Seller (together, the "New Facts"). This Section 5.3 is not intended to permit Seller to alter or amend its representations and warranties made herein or the Disclosure Schedule and any notices provided pursuant to this Section shall not cure the inaccuracy thereof as of the date of this Agreement or the Closing Date for any purpose under this Agreement. The parties expressly intend that Seller shall indemnify and hold harmless Buyer pursuant to Section 5.7 hereof in respect of the representations and warranties of Seller set forth herein without giving effect to the disclosure by Seller to Buyer of any New Facts.

     5.4 Consents and Approvals. Without limiting any party's other obligations under this Agreement, each party will use reasonable efforts to obtain as promptly as practicable all Consents required in connection with the consummation of the transactions contemplated by this Agreement.

     5.5 Filings; Cooperation; Information. Promptly after the execution of this Agreement, each party will prepare and make (or cause to be prepared and made) all required filings, submissions and notifications under the laws of any domestic or foreign jurisdictions to the extent necessary to consummate the transactions contemplated by this Agreement. Each party will promptly consult with the other party with regard to, and provide any necessary information and reasonable assistance to the other party and copies of, all filings, submissions and notifications made and other information supplied by such party with or to any Governmental Entity in connection with this Agreement or any of the transactions contemplated by this Agreement. Each party will furnish to all Governmental Entities such necessary information and reasonable assistance as the Governmental Entity may reasonably request in connection with the foregoing.

     5.6 Further Assurances. Without limiting the generality of Section 10.19 below, and in addition to obligations elsewhere in this Agreement, including obligations under this Article V, each party will use reasonable efforts to ensure that all conditions to the other party's obligations to consummate the transactions contemplated by this Agreement have been satisfied (insofar as such matters are within such party's control) and to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Governmental Regulations to consummate and make effective the transactions contemplated by this Agreement in a manner consistent with applicable law, which efforts will include each party using its reasonable efforts to lift, prevent or reverse any pending or threatened preliminary or permanent injunction, order or other Governmental Regulation that would reasonably be expected to adversely affect the ability of any party to consummate the transactions contemplated by this Agreement, including any Governmental Regulation relating to or arising under the HSR Act or other applicable antitrust laws, and, if issued, to appeal any such Governmental Regulation through the United States Court of Appeals for the relevant circuit.

     5.7 Seller Indemnification. If, but only if, the Closing shall occur, but subject to the limitations contained in Sections 10.13 and 10.14, Seller will defend, indemnify and hold harmless Buyer, each of the Deco Companies and their respective Representatives (other than Seller) from and against all Losses based upon, arising out of or otherwise in respect of any of the following:

          (a) Any breach of, or inaccuracy in, any representation or warranty made by Seller in Article III of this Agreement (whether at the date of this Agreement or the Closing Date and without giving effect to the disclosure of any New Facts by Seller pursuant to Section 5.3 hereof).

          (b) Any breach by Seller of any covenant, agreement or obligation of Seller in this Agreement.

          (c) Any matter described in Exhibit 5.7(c) hereto.

     Notwithstanding Section 5.7 to the contrary, Seller shall have no duty to indemnify, defend or hold harmless Buyer, any of the Deco Companies or any of their respective Representatives from or against any Loss arising out of or related to the presence of Hazardous Materials at any location if Buyer has become aware of the presence of such Hazardous Materials by voluntary performing any environmental monitoring, sampling, or other testing after the Closing Date, including any sampling of air, soil or water. Any environmental monitoring, sampling, or other testing shall be deemed to have been performed voluntarily unless Buyer's or any Deco Company's sampling, monitoring or other testing is pursuant to the requirements of any Environmental Law, Occupational Safety and Health Law, other Governmental Regulation or requirement of any Contract. The foregoing is intended only to qualify the obligation of Seller to indemnify under Section 5.7 hereof and is not intended, and shall not be deemed, to restrict in any fashion the ability of Buyer or any of the Deco Companies to conduct such environmental investigations as they deem appropriate in their discretion. Seller shall not have any obligation to indemnify Buyer, any of the Deco Companies nor any of their Representatives for Losses in connection with any Response Activities (as defined below) unless such Response Activities are required under any Environmental Law, Occupational Health and Safety Law, other Governmental Regulation or Contract (including any existing lease of any of the Deco Companies). If Seller has any obligation under this Agreement to indemnify Buyer, any of the Deco Companies or any of their respective Representatives from or against any Losses in connection with the performance of any investigation, clean-up, removal, containment or other remediation or response actions ("Response Activities"), such indemnifiable Losses as to such Response Activities shall be limited to those Losses incurred to meet the least stringent standards or requirements that Buyer or any of the Deco Companies are required to meet under the applicable Environmental Law, Occupational Health and Safety Law, Governmental Regulation or Contract (taking into consideration the zoning of the property and the uses of the resources thereon at the time the Response Activities are performed).

     5.8 Buyer Indemnification. If, but only if, the Closing shall occur, but subject to the limitations contained in Sections 10.13 and 10.14, Buyer will defend, indemnify and hold harmless Seller from and against all Losses based upon, arising out of or otherwise in respect of any of the following:

          (a) any breach of, or inaccuracy in, any representation or warranty made by Buyer in Article IV of this Agreement (whether at the date of this Agreement or the Closing Date).

          (b) any breach by Buyer of any covenant, agreement or obligation of Buyer in this Agreement.

          (c) any final, nonappealable determination by a court of competent jurisdiction (or settlement approved in writing by Buyer) that the payment of the purchase price was invalid or illegal under, in violation of, or can be set aside or give rise to any award of damages, sanctions or other liability against Seller under applicable bankruptcy, fraudulent conveyance or transfer or similar law or the Act (as defined in Section
     5.11 hereof) or other applicable law of similar effect as a result of the Closing Date Financing; provided that the Losses shall be limited to the amount of the purchase price, if any, that Seller shall be so required to return or disgorge, the out-of-pocket damages, sanctions or other liability imposed on Seller and the reasonable expenses incurred by Seller directly related thereto.

          (d) any liability of Seller to any Person (other than the Deco Companies or another Person that is a party to this Agreement or any Related Person of Seller) as determined by any final, nonappealable judgment of a court of competent jurisdiction (or settlement approved in writing by Buyer) arising in connection with the Closing Date Financing on account of information provided by or on behalf of Seller pursuant to
     Section 5.9 hereof, provided that the responsibility of Buyer to Seller under this subsection shall not relieve Seller of any liability that Seller would otherwise have to Buyer under this Agreement, if any, on account of the same conduct that gives rise to Buyer's responsibility hereunder, and provided further that the Losses shall be limited to the direct out-of-pocket payments made by Seller to such Person and reasonable expenses incurred by Seller directly related thereto. As an example of the foregoing, if (i) Seller's liability to such Person is $300,000, (ii) Seller's liability to such Person also constitutes a violation of Seller's obligations to Buyer hereunder, (iii) the Seller Total Threshold (as defined in Section 10.14(i)(iii) below) would apply to such violation, and (iv) Seller has not otherwise breached this Agreement, Buyer shall indemnify Seller for the entire $300,000 and such indemnification shall count against the Seller Total Threshold; but if, in the same circumstances, Seller's liability si $700,000, Buyer shall indemnify Seller for only $500,000 of such liability, Seller shall pay the remaining $200,000 and the Seller Total Threshold shall be exhausted. If, in the situation described in the preceding sentence, Seller's liability to such Person does not constitute a violation of Seller's obligations to Buyer hereunder, Buyer shall indemnify Seller for the entire $300,000 and $700,000, respectively, and no such indemnification shall count against the Seller Total Threshold.

     5.9 Information for Buyer's Statements, Reports, Applications and SEC Filings.

     (a) Seller shall, and shall cause the Deco Companies to, and shall use reasonable efforts to cause the employees, accountants and attorneys of Seller and the Deco Companies (collectively with Seller and the Deco Companies, the "Seller Group") to, cooperate in all reasonable respects with Buyer and its employees, accountants and attorneys by furnishing Buyer with all information concerning Seller and the Deco Companies which is reasonably available to Seller or the Deco Companies at no additional expense (unless Buyer agrees to pay or reimburse Seller or the Deco Companies such expense as applicable) necessary or reasonably deemed desirable by Buyer (including, without limitation, all requisite financial statements and schedules which are reasonably available to Seller or the Deco Companies at no additional expense unless Buyer agrees to pay or reimburse Seller or the Deco Companies such expense, as applicable) for inclusion in (i) any statements, reports and applications to be filed with any Governmental Entity, (ii) the SEC Filings (as defined in Section 10.1) and (iii) the Debt Offering Documents (as defined in
Section 10.1), in each case, made by Buyer in connection with this Agreement or the Closing Date Financing (as defined in Section 10.1).

     (b) Seller shall, and shall cause the Deco Companies to, and shall use reasonable efforts to cause the other members of the Seller Group to, comply, and/or furnish Buyer, its accountants and/or the underwriters for the Closing Date Financing, with the items reflected on Exhibit 5.9(b) hereto in respect of the Closing Date Financing.

     5.10 Acquisition Proposal. Between the date of this Agreement and the earlier of the Closing Date or the termination of this Agreement pursuant to
Article IX hereof, Seller shall not sell, transfer, hypothecate or grant any other Encumbrance upon any of the Deco Shares or agree to do so. In addition, between the date of this Agreement and the earlier of the Closing Date or the termination of this Agreement pursuant to Article IX hereof, Seller will not, and will not authorize or permit any of the Deco Companies or any of the officers or directors of any of the Deco Companies to, and will not authorize and will use Seller's reasonable efforts to not permit any investment banker, financial advisor, attorney, accountant, employee or other representative or agent retained by Seller or any of the Deco Companies to solicit or encourage the making of, or agree to or endorse any Acquisition Proposal (as defined below), or participate in any discussions or negotiations, or provide any other Person with any nonpublic information, relating to any such proposal, except that Seller may advise any Person making any such proposal that Seller cannot discuss the proposal due to the pendency of the transactions contemplated herein (but without disclosing any of the terms of such transactions contemplated herein or the identity of Buyer). Seller will promptly advise Buyer orally and in writing of any such proposals. Seller shall, and shall cause the Deco Companies and the officers and directors of the Deco Companies to, and shall use Seller's reasonable efforts to cause all investment bankers, financial advisors, attorneys, accountants, employees and other representatives and agents retained by Seller or any of the Deco Companies to, immediately cease any existing discussions relating to any Acquisition Proposals and shall not release any other Person from or waive any provision of any confidentiality or standstill agreement which relates to any Acquisition Proposal. As used in this Agreement, "Acquisition Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination, liquidation or dissolution involving any of the Deco Companies or any proposal or offer to acquire in any manner any equity interest in, or any material portion of the assets (other than in the ordinary course of business consistent with past practice) of, any of the Deco Companies other than the transactions contemplated or permitted by this Agreement.

     5.11 Indemnification of Seller for Business Decisions As An Officer or Director of the Deco Companies.

     (a) If, but only if, the Closing shall occur, each of the Deco Companies shall indemnify Stephen Grand, individually ("Grand"), to the fullest extent permitted under Section 561 and related provisions of the Michigan Business Corporation Act (the "Act") against expenses, including attorneys fees, judgments, penalties, fines, and amounts paid in settlement (provided such settlement is approved in writing by the applicable Deco Company) actually and reasonably incurred by Grand in connection with any threatened, pending or completed action, suit or proceeding commenced against Grand by a Person, other than any of the Deco Companies, a party to this Agreement or any Person falling within clause (a), (b), (c) or (d) of the definition of Related Person of Grand (provided that in the case of clause (d) of such definition excluding Persons as to which Grand or members of his Family serve solely as officers or directors if Grand or any members of his Family do not otherwise control such Person) (each, an "Associated Person"), to the extent that the claim(s) in such action, suit or proceeding constitute Indemnifiable Claims as defined below. The provisions of Sections 10.13 and 10.14 shall apply to any such Indemnifiable Claim.

     (b) If, but only if, the Closing shall occur, Buyer shall guarantee payment of any amounts payable by any of the Deco Companies under Section 5.11(a) above to the extent that the applicable Deco Company fails to promptly pay any such amount or is otherwise unable to pay such amount.

     (c) For the purposes of this Agreement, an "Indemnifiable Claim" means a claim by a Person other than any of the Deco Companies, a party to this Agreement or any Associated Person of Grand that meets all of the following conditions: (i) the claim occurs in connection with the fact that Grand was a director or officer of the Deco Companies but only to the extent that the claim is against Grand for business decisions (and not for personal actions) made as an officer or director of the Deco Companies; (ii) Grand establishes that he has satisfied the standard of conduct required under Section 561 of the Act as a condition to such indemnification; and (iii) the claim either (x) does not also constitute a breach of, or inaccuracy in, any representation or warranty of Seller in
Article III hereof or arise from facts or circumstances that constitute a breach, or inaccuracy in, any such representation or warranty, or (y) the claim is first made or threatened (and Grand first obtains Knowledge of such claim), after the expiration of the Applicable Time Period (as defined in Section 10.13), if any, applicable to the representation or warranty in question.

     5.12 Environmental Assessments.

     (a) Buyer may conduct, or cause to be conducted, at Buyer's expense, environmental investigations and assessments of the Deco Companies as Buyer may determine advisable (the "Environmental Assessments"). Buyer shall be granted access to the Deco Companies current operating facilities at reasonable and mutually agreeable times, and in performing the Environmental Assessments, Buyer shall minimize any interference with the use of, or access by any Person to, the Deco Companies' current operating facilities.

     (b) Buyer agrees to restore all areas disturbed by such Environmental Assessments to a condition at least as good as their previous existing condition and to indemnify, defend, and hold harmless Seller from any Losses arising out of or related to the performance of the Environmental Assessments or the disclosure by Buyer or any of Buyer's Advisors (as defined below) to any Person of the contents of the Environmental Assessments or any information or data obtained in the performance of the Environmental Assessments (collectively "Environmental Assessment Information"), unless such disclosure is authorized under this Section 5.12(b). Unless the Closing shall occur, Buyer will not disclose to any Person, other than Buyer's legal and financial advisors, environmental consultants, officers, directors and employees ("Buyer's Advisors"), the Environmental Assessment Information unless Buyer is required by Governmental Regulation to do so, except, however, that, upon request by Seller, Buyer shall also disclose and provide a copy of the Environmental Assessment Information to Seller. Buyer shall instruct Buyer's Advisors not to disclose to any Person other than to others of Buyer's Advisors the Environmental Assessment Information unless Buyer's Advisors are required to do so by Governmental Regulation.


                                  ARTICLE VI

                                  TAX MATTERS

     6.1 Certain Tax Matters.

          (a) Section 338 Election. Seller and Buyer shall join in an election to have the provisions of Code Section 338(h)(10) and similar provisions of federal, state, local or foreign law (where permissible) ("Section 338(h)(10) Elections") apply to the acquisition of the shares of each of the Deco Companies whereby (i) each of the Deco Companies will be treated as having sold all of its assets in a single transaction as of the Closing Date while still an S corporation, (ii) the Deco Companies will be treated as having distributed the proceeds of such sale to Seller in complete liquidation and (iii) Seller shall personally report his/its allocable share of gain from the deemed sale of assets by the Deco Companies. After the date of this Agreement, neither the Buyer nor Seller shall take, or fail to take, any action which may cause the acquisition of the Deco Companies to not be S corporations on the Closing Date or not be eligible for the Section 338(h)(10) Elections.

          (b) Buyer shall be responsible for, and control, the preparation and filing of any 338(h)(10) Elections. The allocation of purchase price among the assets of the Deco Companies shall be made in accordance with
     Exhibit 6.1 attached hereto. Seller shall execute and return to Buyer such documents or forms (including Section 338 Forms (as defined below)) as Buyer shall reasonably request or as are required by applicable law for effective 338(h)(10) Elections. Seller shall execute complete Powers of Attorney authorizing Buyer to take any and all necessary action to effectuate the Section 338(h)(10) Elections for each of the Deco Companies. As used in this Agreement, "Section 338 Forms" shall mean all returns, documents, statements, and other forms that are required to be submitted to any federal, state, county or other local taxing authority in connection with a 338(h)(10) Election, including, without limitation, any "statement of Section 338 election" and IRS Form 8023 (together with any schedules or attachments thereto) that are required pursuant to Treasury Regulations.

     6.2 Tax Matters and Post-Closing Cooperation.

          (a) Seller shall be responsible for and shall pay any income, single business, franchise and all other Taxes arising as a result of the deemed sale of assets of the Deco Companies pursuant to any Section 338(h)(10) Election or any comparable or resulting election under state or foreign law filed by Buyer and/or Seller as well as any additional Tax or any Losses incurred or suffered by any of the Deco Companies or Buyer in connection with the acceleration or trigger of income or deductions of the Deco Companies as a result of termination of the status of any of the Deco Companies as S corporations, but only to the extent that the amount of such Taxes exceeds the amount of such Taxes reserved for as a liability on the

     Final Statement and that have not been paid to Seller pursuant to Section 6.7.

          (b) Seller shall be solely liable and shall pay all Taxes with respect to the income or operations of the Deco Companies for any tax period ending on or prior to the Closing Date, including the period ending on the Closing Date (which includes the gain and corresponding tax liability resulting from the deemed sale) in accordance with the rules of Code Section 338(h)(10) and the Treasury Regulations promulgated thereunder, but only to the extent that the amount of such Taxes exceed the amount of such Taxes reserved for as a liability on the Final Statement and that have not been paid to Seller pursuant to Section 6.7.

          (c) Seller shall be solely liable for and shall pay all Taxes for any taxable year or taxable period ending on or before the Closing Date (including all Taxes treated under Section 6.2(d) as attributable to tax periods ending on or before the Closing Date) due and payable by any of the Deco Companies ("Pre-Closing Taxes"), but only to the extent that the amount of such Taxes exceeds the amount of such Taxes accrued as a liability on the Final Statement and that have not been paid to Seller pursuant to Section 6.7.

          (d) For purposes of apportioning any Tax (other than a real or personal property tax) for any period that overlaps (i.e., begins before and ends after) the Closing Date (a "Straddle Period"), the parties shall treat the Closing Date as the last day of the period which includes the Closing Date (i.e. the parties hereto shall "close the books" on such date"), and the parties hereto will, to the extent permitted by applicable law, elect with the relevant taxing authorities to treat such period for all purposes as a taxable period of the Deco Companies, and such period shall be treated as a "Short Period" for purposes of this Agreement. In the case of real and personal property Taxes, the parties shall apportion such Taxes to the relevant periods based on Seller's past practice in accruing for such items. In any case where applicable law does not permit the Deco Companies to treat the Closing Date as the last day of a Short Period, then for purposes of this Agreement, the portion of such Taxes that is attributable to the operations of the Deco Companies for such Interim Period (as defined below) shall be (i) in the case of Taxes that are not based on income or gross receipts, the total amount of such Taxes attributable to the period in question multiplied by a fraction, the numerator of which is the number of days in the Interim Period, and the denominator of which is the total number of days in the entire period in question, and (ii) in the case of Taxes that are based on income or gross receipts, the Taxes that would be due with respect to the Interim Period, if such Interim Period were a Short Period. "Interim Period" means with respect to any Taxes imposed with respect to the operations of any of the

     Deco Companies on a periodic basis for which the Closing Date is not the last day of a Short Period, the period of time beginning on the first day of the actual taxable period that includes (but does not end on) the Closing Date and ending on and including the Closing Date.

     6.3 Clearance Certificate. As a condition precedent to the consummation of the transactions contemplated by this Agreement, Seller shall provide Buyer with a clearance certificate or similar document(s) that may be required by any state taxing authority in order to relieve Buyer of any obligation to withhold any portion of the Purchase Price or shall agree in writing to the withholding of such portion.

     6.4 Nonforeign Affidavit. Seller shall furnish Buyer an affidavit, stating, under penalty of perjury (i) the Sellers' United States taxpayer identification number and (ii) a sworn statement that Seller is not a foreign person, pursuant to Section 1445(b)(2) of the Code and as set forth in Treasury Regulation Section 1.1445-2(b).

     6.5 Transfer Taxes. Seller and Buyer shall each bear and pay 50% of sales, use, transfer, and documentary Taxes and recording and filing fees, if any, applicable to the transactions effectuated pursuant to the terms of this Agreement.

     6.6 Access to Records Following Closing. Buyer and Seller agree that so long as any books, records and files retained by Seller relating to the business of the Deco Companies, or the books, records and files delivered to the control of Buyer pursuant to this Agreement to the extent they relate to the operations of the Deco Companies prior to the Closing Date, remain in existence and available, each party (at its expense) shall have the right upon prior notice to inspect and to make copies of the same at any time during business hours for any proper purpose. Buyer and Seller shall use reasonable efforts not to destroy or allow the destruction of any such books, records and files without first offering in writing to deliver them to the other.

     6.7 Filing of Tax Returns. Seller shall timely prepare and file all Returns with respect to Pre-Closing Taxes, except Returns for Taxes due or payable with respect to a Straddle Period. Buyer shall cause the Deco Companies to timely prepare and file all Returns for Taxes due or payable with respect to a Straddle Period and to provide Seller copies of any such Tax Return and a statement certifying the amount of Taxes shown on such Tax Return that are Pre-Closing Taxes (a "Tax Statement") no later than fifteen (15) days before the due date for the filing of such Return. Seller and its authorized representatives shall have the right to review such Returns and Tax Statement. To the extent that the amount shown as Pre-Closing Taxes on the Tax Statement exceeds the amount of Pre-Closing Taxes reserved for as a liability on the Final Statement, Seller shall pay the difference to Buyer within fifteen (15) days of the end of the above-referenced fifteen (15) day period, unless Seller disputes such amount. To the extent that the amount shown as Pre-Closing Taxes on the Tax Statement is exceeded by the Pre-Closing Taxes reserved for as a liability on the Final Statement, Buyer shall pay the difference to Seller within fifteen (15) days. If Seller disputes the amount shown as Pre-Closing Taxes on the Tax Statement prepared by Buyer, then Seller and Buyer shall resolve such dispute in the manner set forth in Section 10.21.

     6.8 Refunds or Credits. Any Tax refunds or credits with respect to Pre-Closing Taxes shall be for the account of Seller and any refunds or credits with respect to other Taxes shall be for the account of Buyer. Buyer shall cause the Deco Companies promptly to forward to Seller or reimburse Seller for any such refunds or credits due Seller after receipt thereof by Buyer or the applicable Deco Company, and Seller shall promptly forward to Buyer or reimburse Buyer for any refunds or credits due Buyer after receipt thereof by Seller.
                                 ARTICLE VII

                       CONDITIONS TO SELLER'S OBLIGATIONS

     The obligations of Seller to consummate the transactions contemplated by this Agreement will be subject to the fulfillment, or written waiver by Seller, at or prior to the Closing, of each of the following conditions:

     7.1 Representations and Warranties True. The representations and warranties of Buyer contained in this Agreement are true and correct as of the date of this Agreement and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except to the extent that representations and warranties were made as of a specified date, including as of the date of this Agreement (and as to such representations and warranties the same continue on the Closing Date to have been true as of the specified date). Notwithstanding anything to the contrary in this Agreement, this Section 7.1 will be deemed to have been satisfied for all purposes under this Agreement (including Sections 9.1 and 9.4) even if such representations or warranties are not true and correct unless the failure of any of the representations or warranties to be so true and correct, individually or in the aggregate, has or constitutes, or is reasonably likely to have or constitute, a Buyer Material Adverse Effect.

     7.2 Performance. Buyer has performed and complied with all agreements, obligations and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing. Notwithstanding anything to the contrary in this Agreement, this Section 7.2 will be deemed to have been satisfied for all purposes under this Agreement (including Sections 9.1 and 9.4) even if such agreements, obligations and covenants have not been so performed or complied with unless the failure to have been performed or complied with, individually or in the aggregate, has or constitutes, or is reasonably likely to have or constitute, a Buyer Material Adverse Effect.

     7.3 No Injunction or Proceeding. Except with regard to the HSR Act which will be governed by Section 7.5 below, no Governmental Regulation (including any injunction or other court order) has been enacted, entered, promulgated or enforced which remains in effect and which prohibits, restricts or enjoins the consummation of the transactions contemplated by this Agreement; provided that upon the reversal, lifting or other successful appeal or resolution of such Governmental Regulation, the condition set forth in this Section will be deemed fulfilled.

     7.4 Consents. Except with regard to the HSR Act which will be governed by Section 7.5 below, all Consents of Governmental Entities or other Persons necessary for consummation of the transactions contemplated by this Agreement have been obtained, other than those which, if not obtained, would not have or constitute, and would not reasonably be expected to have or constitute, a Buyer Material Adverse Effect.

     7.5 HSR Act.   All required waiting periods applicable to this
Agreement and the transactions contemplated by this Agreement under the HSR Act have expired or been terminated without there being in effect a Governmental Regulation enjoining or restraining consummation of such transactions; provided that upon the reversal, lifting or other successful appeal or resolution of such Governmental Regulation, the condition set forth in this Section will be deemed fulfilled.

     7.6 Documents and Certificates. Buyer has furnished Seller with a certificate of Buyer to evidence satisfaction of the conditions set forth in Sections 7.1, 7.2, 7.3 and 7.4 hereof in the form attached hereto as Exhibit 7.6.

     7.7 Counsel Opinion. Buyer shall have furnished to Seller an opinion of Miller, Canfield, Paddock and Stone, P.L.C., counsel to Buyer, in substantially the form attached hereto as Exhibit 7.7.

     7.8 Closing Documents. Buyer shall have delivered to Seller the other certificates, instruments and documents contemplated by Section 2.3(b)-(d) hereof.


                                ARTICLE VIII

                       CONDITIONS TO BUYER'S OBLIGATIONS

     The obligations of Buyer to consummate the transactions contemplated by this Agreement will be subject to the fulfillment, or written waiver by Buyer, at or prior to the Closing, of each of the following conditions:

     8.1 Representations and Warranties True. The representations and warranties of Seller contained in this Agreement are true and correct as of the date of this Agreement and at and as of the Closing Date (without giving effect to the disclosure by Seller of any New Facts) as though such representations and warranties were made at and as of the Closing Date, except to the extent that representations and warranties were made as of a specified date, including as of the date of this Agreement (and as to such representations and warranties the same continue on the Closing Date to have been true as of the specified date). Notwithstanding anything to the contrary in this Agreement, this Section 8.1 will be deemed to have been satisfied for all purposes under this Agreement (including Sections 9.1 and 9.3) even if such representations or warranties (other than those relating to the ownership of all of the issued and outstanding capital stock of the Deco Companies by Seller and the ownership thereof by Buyer after the Closing free and clear of all Encumbrances and other than the absence of any other outstanding securities that are convertible into or exchangeable for, or other rights to acquire, any capital stock of the Deco Companies) are not true and correct unless the failure of any of such representations or warranties (other than those relating to the ownership of all of the issued and outstanding capital stock of the Deco Companies by Seller and the ownership thereof by Buyer after the Closing free and clear of all Encumbrances and other than the absence of any other outstanding securities that are convertible into or exchangeable for, or other rights to acquire, any capital stock of the Deco Companies) to be so true and correct, individually or in the aggregate, has or constitutes, or would reasonably be likely to have or constitute, a Seller Material Adverse Effect; provided, however, that the parties acknowledge and agree that any breach of, or inaccuracy in, any representation or warranty of Seller in Article III of this Agreement (whether at the date of this Agreement or the Closing Date and without giving effect to the disclosure by Seller of any New Facts) shall be subject to the indemnification provisions of Section 5.7 hereof.

     8.2 Performance. Seller has performed and complied with all agreements, obligations, and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing. Notwithstanding anything to the contrary in this Agreement, this Section 8.2 will be deemed to have been satisfied for all purposes under this Agreement (including Sections 9.1 and 9.3) even if any such agreements, obligations, and covenants have not been so performed or complied with unless the failure to have been performed or complied with, individually or in the aggregate, has or constitutes, or is reasonably likely to have or constitute, a Seller Material Adverse Effect; provided, however, that the parties acknowledge and agree that any breach of any such agreements, obligations or covenants shall be subject to the indemnification provisions of Section 5.7 hereof.

     8.3 No Injunction or Proceeding. Except with regard to the HSR Act which will be governed by Section 8.5 below, no

Governmental Regulation (including any injunction or other court order) has been enacted, entered, promulgated or enforced which remains in effect and which prohibits, restricts or enjoins the consummation of the transactions contemplated by this Agreement; provided that upon the reversal, lifting or other successful appeal or resolution of such Governmental Regulation, the condition set forth in this Section will be deemed fulfilled.

     8.4 Consents. Except with regard to the HSR Act which will be governed by Section 8.5 below, all Consents of Governmental Entities or other Persons necessary for consummation of the transactions contemplated by this Agreement have been obtained, other than those which, if not obtained, would not have or constitute, and would not reasonably be expected to have or constitute, a Seller Material Adverse Effect.

     8.5 HSR Act. All required waiting periods applicable to this Agreement and the transactions contemplated by this Agreement under the HSR Act have expired or been terminated without there being in effect a Governmental Regulation enjoining or restraining consummation of such transactions; provided that upon the reversal, lifting or other successful appeal or resolution of such Governmental Regulation, the condition set forth in this Section will be deemed fulfilled.

     8.6 Closing Certificates. Seller has furnished Buyer with a certificate of Seller (duly executed by Seller) to evidence satisfaction of the conditions set forth in Sections 8.1, 8.2, 8.3, 8.4, 8.11, 8.12 and 8.13 hereof in the form attached hereto as Exhibit 8.6.

     8.7 General Release. Seller shall have executed and delivered to Buyer the General Release.

     8.8 Noncompetition Agreement. Seller shall have executed and delivered to Buyer the Noncompetition Agreement.

     8.9 Indemnity Escrow Agreement. Seller shall have executed and delivered to Buyer the Indemnity Escrow Agreement.

     8.10 Counsel Opinion. Seller shall have furnished to Buyer an opinion of Honigman, Miller, Schwartz and Cohn, counsel to Seller, in substantially the form attached hereto as Exhibit 8.10.

     8.11 Permitted Distribution. Subject to the exclusion of cash, cash equivalents and marketable securities pursuant to Section 1.2 hereof, the Permitted Distribution and the Additional Permitted Distribution shall have been completed.

     8.12 No Litigation. No Proceeding shall have been instituted by any Person (other than Buyer or a Related Person to Buyer) before any Governmental Entity, or instituted by any Governmental Entity, to restrain or prevent the carrying out of the transactions contemplated by this Agreement or which would reasonably be expected to affect the right of Buyer to own, operate or control the Deco Shares or materially adversely affect the businesses or assets of the Deco Companies after the Closing Date or which would reasonably be expected to result in damages in connection therewith of $1,000,000 or more.

     8.13 No Material Adverse Change. There shall not have occurred after the date of this Agreement (whether or not a New Fact) any fact, circumstance, event, development, change or occurrence which, individually or in the aggregate with all other facts, circumstances, events, developments, changes and occurrences, which has or constitutes, or is reasonably expected to have or constitute, a Seller Material Adverse Effect.

     8.14 Financing. The Closing Date Financing shall have been consummated on terms and conditions satisfactory to Buyer.

     8.15 Closing Documents. Seller shall have delivered to Buyer the other certificates, instruments and documents contemplated by Section 2.2(a) - (e) hereof.


                                  ARTICLE IX

                                  TERMINATION

     9.1 Termination. This Agreement may be terminated at any time prior to the Closing in accordance with any one or more of the following:

          (a) By mutual written consent of Seller and Buyer.

          (b) By Seller or Buyer at any time after the Deadline if, through no fault of the party seeking termination, the Closing has not occurred.

          (c) By Seller or Buyer, if any Governmental Entity has issued an order, decree, ruling or Governmental Regulation or taken other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling, Governmental Regulation or other action has become final and nonappealable.

          (d) By Buyer, if there has been a breach by Seller of any agreement, covenant or obligation contained in this Agreement or any breach of, or inaccuracy in, any representation or warranty of Seller contained in
     Article III of this Agreement, in all cases which (i) is not curable or is not cured within thirty (30) days after receipt of written notice thereof by Seller (provided that in such case the Deadline shall be extended up to the end of such thirty (30) day period if and as requested by Seller), and (ii) individually or in the aggregate with all other breaches of, or inaccuracies in, agreements, covenants, obligations, representations and warranties of Seller contained in this Agreement and all New Facts, has or constitutes, or is reasonably likely to have or constitute, a Seller Material Adverse Effect.

          (e) By Buyer, if Seller gives notice to Buyer of any New Facts in accordance with the provisions of Section 5.3, or Buyer otherwise becomes aware of any New Facts, and such New Facts, individually or in the aggregate with all other New Facts and all breaches of, and inaccuracies in, agreements, covenants, obligations, representations and warranties of Seller contained in this Agreement, have or constitute, or are reasonably likely to have or constitute, a Seller Material Adverse Effect.

          (f) By Seller, if there has been a breach by Buyer of any agreement, covenant or obligation contained in this Agreement or any breach of, or inaccuracy in any representation or warranty of Buyer contained in
     Article IV of this Agreement, in all cases which (i) is not curable or is not cured within thirty (30) days after receipt of written notice thereof by Buyer (provided that the Deadline shall be extended up to the end of such thirty (30) day period if and as requested by Buyer), and (ii) individually or in the aggregate with all other breaches of, or inaccuracies in, agreements, covenants, obligations, representations and warranties of Buyer contained in this Agreement, has or constitutes, or is reasonably likely to have or constitute, a Buyer Material Adverse Effect.

     9.2 Procedure and Effect of Termination.2 Procedure and Effect of Termination. If this Agreement and the transactions contemplated by this Agreement are terminated pursuant to Section 9.1 above, written notice of such termination will forthwith be given to the other party and this Agreement (other than Sections 5.12(b), 9.2, 9.3, 9.4 and 9.5 and Article X, which will continue notwithstanding any such termination) will terminate and the transactions contemplated by this Agreement will be abandoned, without further action by the parties. If this Agreement is terminated as provided in this
Section:

          (a) All information received by Buyer in connection with this Agreement, the businesses of the Deco Companies, the Deco Companies, the Deco Shares or any of the transactions contemplated by this Agreement will be held subject to and in accordance with the terms of the Confidentiality Agreement, which agreement will continue notwithstanding the termination of this Agreement.

          (b) All filings, applications and other submissions made pursuant to
     Section 5.5 above will, to the extent practicable, be withdrawn from the Governmental Entity or other Person to which made.

          (c) No party (or any such party's Representatives, affiliates, any trustee of any party in his or her capacity as trustee and any beneficiary or trustee of any party in his or her individual capacity or any of such party's directors, officers, employees, shareholders, affiliates, successors or permitted assigns) will have any liability or obligation to any other party under this Agreement, except (i) pursuant to the Confidentiality Agreement and (ii) as provided in Sections 9.3,
     9.4 and 9.5 below, as applicable.

     9.3 Disbursement of Deposit. In the event that all of the following are true:

     (a) the Closing shall not occur on or prior to the Deadline; and

     (b) there shall not have occurred any of the circumstances that give rise to the right of Buyer to terminate this Agreement under Sections 9.1(c), 9.1(d) or 9.1(e) hereof whether or not Buyer has exercised such right on or prior to the Deadline; and

     (c) each of the conditions to Buyer's obligations to close the transactions contemplated hereby set forth in Article VIII, other than Sections
8.11 and 8.14, shall have been satisfied (which in the case of Sections 8.6, 8.10 and 8.15 shall be satisfied by the tender of the required items to Buyer) on or prior to the Deadline;

     (d) if the condition to Buyer's obligations to close the transactions contemplated hereby set forth in Section 8.11 shall not have been satisfied on or prior to the Deadline, and Seller shall have provided Buyer with reasonable evidence to the effect that the Permitted Distribution and the Additional Distribution would have been completed not later than immediately prior to the consummation of the Closing; and

     (e) if the condition to Buyer's obligations to close the transactions contemplated hereby set forth in Section 8.14 shall either (i) have been satisfied on or prior to the Deadline or (2) have not been satisfied on or prior to the Deadline, and the breach by Seller, if any, of its covenants in
Section 5.9(b) shall not be a substantial factor in such failure of such condition;

then and only then Seller shall be entitled to the Deposit as a termination fee and liquidated damages and Seller and Buyer shall jointly instruct the Deposit Escrow Agent to disburse the Deposit to Seller.

     9.4 Payment of Seller Payment by Seller to Buyer. In the event that all of the following are true:

     (a) the Closing shall not occur on or prior to the Deadline;

     (b) any of the following shall be true: (i) Seller shall refuse or fail to participate in the scheduled Closing notwithstanding that the conditions to Seller's obligations to close the transactions contemplated hereby set forth in Article VII, other than the obligation of Buyer to deliver the Estimated Purchase Price, shall have been satisfied (which in the case of Sections 7.6, 7.7, or 7.8 shall be satisfied by the tender of the required items to Seller); (ii) Seller shall have willfully failed to deliver the Preliminary Statement as contemplated in Section 1.2(b);
(iii) Seller shall have breached Sections 1.4, 2.2(a), (h), (i) or (j); or (iv) Seller shall have willfully breached Sections 5.2(a) or 5.9(b) of this Agreement and shall not have cured any such breach within thirty (30) days after receipt of notice thereof (and the Deadline shall be extended up to the end of such thirty (30) day period if and as requested by Seller); and

     (c) Buyer shall provide Seller a letter from the managing underwriter, principal lender or principal note holder associated with the Closing Date Financing, or shall provide other reasonable evidence, to the effect that the Closing Date Financing would have been consummated (with net proceeds in an amount sufficient to pay the Estimated Purchase Price), or Buyer otherwise would have had sufficient funding to pay the Estimated Purchase Price, in each case except for the existence of a Seller Material Adverse Effect or any of the matters referred to in clause (b) above;

then and only then Seller shall pay to Buyer upon demand the sum of $5,000,000 (the "Seller Payment") as a termination fee and liquidated damages. Any payment by Seller pursuant to this Section shall be made in immediately available funds by wire transfer to an account or accounts designated by Buyer. Buyer shall also be entitled to a return of the Deposit and Seller and Buyer shall jointly instruct the Deposit Escrow Agent to disburse the Deposit to Buyer.

     9.5 Waiver of Other Remedies.

     (a) In the event that the Closing does not occur for any reason other than as specified in Sections 9.3 or 9.4, then neither party shall have any liability to any other party except that Buyer shall be entitled to the return of the Deposit and upon termination of this Agreement Buyer and Seller shall thereupon jointly instruct the Escrow Agent to disburse the Deposit to Buyer.

     (b) The remedy and recourse of Seller to the Deposit as  provided in
Section 9.3, the remedy and recourse of Buyer to the Seller Payment and the return of the Deposit as provided in Section 9.4, and the return of the Deposit to Buyer as contemplated in Section 9.5 in all other events that the Closing does not occur, shall in each such case be the sole and exclusive remedy and recourse by the parties against each other in the event that the Closing shall not occur for any reason, whether for any breach of this Agreement or otherwise, and each of the parties hereby expressly waives any and all other rights and remedies that they may otherwise have under this Agreement or applicable law, except for claims based on Section 5.12(b), fraud and under the

Confidentiality Agreement.  By way of clarification, the provisions of Sections
5.7 and 5.8 shall in no event apply in the event that the Closing does not occur for any reason.

                                   ARTICLE X

                            MISCELLANEOUS PROVISIONS

     10.1 Certain Definitions.

          (a) As used in this Agreement, the "Representatives" of any Person will mean, as appropriate, the affiliates, subsidiaries, officers, directors, employees, consultants, shareholders, representatives, counsel, accountants, agents, trustees, beneficiaries, successors and assigns of such Person.

          (b) As used in this Agreement, the Deco Companies will be deemed to have received "notice" of a fact or circumstance if Stephen Grand or any officer, director or general manager of any of the Deco Companies, has received a written communication stating such fact or circumstance.

          (c) As used in this Agreement, the term "including" means including, without limitation.

          (d) As used in this Agreement, the phrase "transactions contemplated in this Agreement" and similar phrases do not include the Closing Date Financing.

          (e) As used in this Agreement, the following terms shall have the following respective meanings:

          "Agreement" means this Stock Purchase Agreement and the Disclosure Schedule.

          "Business Day" means a day that is not a Saturday, Sunday or national holiday upon which banks in the State of Michigan are generally open to conduct a commercial banking business.

          "Closing Date Financing" means certain debt financing contemplated by the Buyer, a portion of the proceeds of which will be used to pay the purchase price of the Deco Shares.

          "Debt Offering Documents" means each offering circular or memorandum and registration statement (including any preliminary or final prospects contained therein) relating to the Closing Date Financing.

          "Encumbrance" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of first refusal, proxy, voting agreement or trust, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

          "Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

          "Environmental, Health, and Safety Liabilities" means any cost, damages, expense, liability, regulatory noncompliance responsibility or any Loss arising from a violation or failure to perform a Response Activity under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

          (a) any environmental or occupational health and safety matters or conditions (including, but not limited to, on-site or off-site contamination and regulation of chemical substances or products);

          (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

          (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law and for any natural resource damages; or

          (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

     The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA").

          "Environmental Law" means any Governmental Regulation that requires or relates to:

          (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits that could have significant impact on the Environment;

          (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

          (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

          (d) protecting resources, species, or ecological amenities;

          (e) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

          (f) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

          (g) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment for contamination, or permitting self-appointed representatives of the public interest to recover for injuries done to the Environment.

          "Facilities" means any real property, leaseholds, or other interests currently or formerly owned or operated by any of the Deco Companies and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any of the Deco Companies.

          "Governmental Authorization" means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Governmental Regulation.

          "Hazardous Activity" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment.

          "Hazardous Materials" means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

          "Knowledge" means, in the case of an individual, that such an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

          (a) such individual is actually aware of such fact or other matter;
     or

          (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter.

          The Deco Companies will be deemed to have "Knowledge" of a particular fact or other matter if Stephen Grand, Keith Hale or Ken Meskin has Knowledge of such fact or other matter and Seller will be deemed to have "Knowledge" of a particular fact or other matter if Stephen Grand has Knowledge of such fact or matter.

          Buyer will be deemed to have "Knowledge" of a particular fact or other matter if John Weinhardt or John Garber has Knowledge of such fact or other matter.

          "Losses" means all liabilities, damages (compensatory, consequential, incidental, natural resource and other, but excluding punitive and exemplary damages except to the extent the same are an element of damages awarded to a third party for which the party seeking indemnification is otherwise responsible), losses, penalties, fines, deficiency, forfeitures, assessments, claims, suits, proceedings, investigations, actions, demands, judgments, awards, settlements, arbitrations, diminution in value, response costs, costs of cleanup, containment and remediation, and other costs and expenses, including amounts paid in settlement, court costs, reasonable attorneys' fees, and consultants' and experts' fees; provided, however, that "Losses" shall not include any multiplier to be used to reflect the methodology used to establish the purchase price. For purposes of clarity, the parties acknowledge that the term "Losses" is not limited to matters asserted by third parties, but also include Losses incurred or sustained in the absence of third party claims.

          "Occupational Safety and Health Law" means any Government Regulation designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

          "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Entity.

          "Proceeding" means any claim, action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator; provided, that investigations and informal Proceedings shall not constitute Proceedings unless Seller or any of the Deco Companies has Knowledge of such Proceedings.

          "Product Recall" means any systematic effort by Buyer, any of the Deco Companies, a customer or a Governmental Entity (provided, that in the case of Buyer, any of the Deco Companies or a customer such effort is pursuant to any Governmental Regulation or in connection with any arrangement with or involving a Governmental Entity) to remedy a breach of warranty of any of the Deco Companies or as required in order to comply with any Governmental Regulations.

          "Related Agreement" means the General Release, the Escrow Agreement, the Noncompetition Agreement and, in the case of Seller, also includes the stock certificates and stock powers executed and delivered by Seller pursuant to Section 2.2 hereof.

          "Related Person" means with respect to a particular individual:

          (a) each other member of such individual's Family;

          (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

          (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

          (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

     With respect to a specified Person other than an individual:

          (i) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

          (ii) any Person that holds a Material Interest in such specified
     Person;

          (iii) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

          (iv) any Person in which such specified Person holds a Material Interest;

          (v) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

          (vi) any Related Person of any individual described in clause (ii) or (iii).

          For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 50% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 50% of the outstanding equity securities or equity interests in a Person.

          "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, injecting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

          "SEC Filing" means any statement or report filed or to be filed by Buyer with the Securities and Exchange Commission (the "SEC") under the Exchange Act and the rules and regulations of the SEC thereunder relating to this Agreement, the Closing Date Financing and/or the transactions contemplated hereby and/or thereby.

          "Threat of Release" means a condition or event giving rise to a substantial likelihood of a Release and with respect to which condition or event there exists a duty under any Environmental Law to take action in order to prevent or mitigate damage to the Environment that may result from such Release.

     10.2 Amendment and Modification. No amendment or modification or addition to this Agreement will be valid or effective unless the same is in writing, expressly refers to this Agreement and is signed by the party against which it is to be enforced.

     10.3 Extension; Waiver. The party entitled to the benefit of any respective term or provision of this Agreement may, by written instrument signed by such party which expressly refers to this Agreement (and such extension and waiver), (a) extend the time for the performance of any of the obligations or other acts of the other party to this Agreement, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any obligation, covenant, agreement or condition contained in this Agreement. Any agreement on the part of any party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of the party agreeing to such extended or waived term or provision. A waiver or failure to enforce any of the terms or conditions of this Agreement will not in any way affect, limit or waive any party's rights to enforce strict compliance thereafter with every other term and condition of this Agreement.

     10.4 Entire Agreement; Assignment. This Agreement and the Related Agreements constitute the exclusive, final and entire agreement between the parties with regard to the subject matter of this Agreement and supersede all other contemporaneous and prior agreements, understandings and information, whether written or oral, express or implied, between the parties with regard to the subject matter of this Agreement, including all information contained in the Memorandum; provided that this Agreement does not supersede the Confidentiality Agreement, which remains in full force and effect until consummation of the Closing. Prior to Closing, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party without the prior written consent of the other party, except that the death of Stephen Grand shall not cause this Agreement to terminate. After the Closing, any party may assign all or any portion of this Agreement or its rights, interests or obligations hereunder to any other Person except that no such assignment shall relieve such party of its obligations hereunder. This Agreement will be binding upon and inure to the benefit of the parties named in this Agreement and their respective successors and permitted assigns.

     10.5 Severability. The provisions of this Agreement will be deemed severable, and if any provision of this Agreement is determined to be illegal or invalid under applicable Governmental Regulation, such provision may be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding. If any provision of this Agreement is determined to be illegal or invalid in its entirety, such illegality or invalidity will have no effect on the other provisions of this Agreement, which will remain valid, operative and enforceable.

     10.6 Notices.6 Notices. Any notice or other communication required or permitted to be given under this Agreement will be sufficient if it is in writing and delivered personally, telecopied or mailed, certified, registered or first-class mail, or recognized overnight courier, postage prepaid, and will be deemed given when so delivered personally or telecopied, or, if mailed by certified, registered or first-class mail, three days after the date of mailing, or, if mailed by recognized overnight courier, one day after the date of mailing, as follows (or as otherwise specified by any party by notice to the other party in accordance with this

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

Section, provided that change of address notices will be effective only upon receipt thereof):

                   (a) If to Seller on or before the Closing Date, to:

                       Stephen Grand
                       4850 Coolidge Highway
                       Royal Oak, Michigan 48073
                       Telecopy: (248) 435-3646

                       If to Seller after the Closing Date, to:

                       Stephen Grand
                       5060 Pon Valley
                       Bloomfield Hills, Michigan 48302
                       Telecopy:  (313) 962-0176

                       in each case with a copy to:

                       Honigman Miller Schwartz and Cohn
                       2290 First National Building
                       Detroit, Michigan 48226
                       Telecopy: (313) 962-0176
                       Attention: Alan Stuart Schwartz, Esq.

                   (b) If to Buyer, to;

                       Newcor, Inc.
                       1825 S. Woodward Avenue, Suite 240
                       Bloomfield Hills, Michigan 48302-0574
                       Telecopy: (248) 253-2410
                       Attention: President and Chief Executive Officer

                       with a copy to:

                       Miller, Canfield, Paddock and Stone, P.L.C.
                       150 West Jefferson, Suite 2500
                       Detroit, Michigan 48226
                       Telecopy: (313) 496-8452
                       Attention: David D. Joswick, Esq.

     10.7 7 Governing Law. The laws of the State of Michigan will govern this Agreement, its construction and the determination of any rights, duties or remedies of the parties arising out of or relating to this Agreement, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws of such State.

     10.8  Publicity.

           (a) Seller will not make, before or after the Closing, any public statement or announcement with regard to this Agreement or the transactions contemplated by this Agreement without the approval of Buyer.

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

           (b) Without limiting Buyer's obligations under the Confidentiality Agreement, which will remain in full force and effect until the consummation of the Closing, Buyer will not make, prior to the Closing, any public statement or announcement with regard to this Agreement or the transactions contemplated by this Agreement without the approval of Seller except in connection with the Debt Offering Documents and SEC Filings and except as Buyer in good faith determines to be required under any Governmental Regulation or the rules of any national stock exchange or automated quotation system where any of Buyer's securities may be listed or admitted for quotation. Before making any public statement or announcement after the Closing, Buyer will use good faith efforts to consult with Seller with regard to any such statement or announcement, but, Buyer will be free to make any statement or announcement, as it deems appropriate. Buyer will not make any public statement or announcement at any time which indicates the amount of the consideration paid for the Deco Shares or any other economic term relating to any of the transactions contemplated by this Agreement or any agreement or document executed or delivered in connection with this Agreement except in connection with the Debt Offering Documents and SEC Filings and except as Buyer in good faith determines to be required under any Governmental Regulation or the rules of any national stock exchange or automated quotation system where any of Buyer's securities may be listed or admitted for quotation.

           (c) Notwithstanding anything to the contrary in this Agreement and without limiting the generality of the Confidentiality Agreement, which remains in full force and effect until consummation of the Closing, Buyer will keep confidential for the benefit of Seller, before and after the Closing, all books, records, data and other information provided to or obtained by Buyer in connection with this Agreement to the extent that such information relates to Seller or any of Seller's Representatives and not to any of the Deco Companies or the Business and will not disclose any such information without Seller's prior written consent except in connection with the Debt Offering Documents and SEC Filings, except as Buyer in good faith determines to be required under any Governmental Regulation or the rules of any national stock exchange or automated quotation system where any of Buyer's securities may be listed or admitted for quotation, and except as required in connection with the resolution of any dispute between the parties.

     10.9 Table of Contents and Headings. The table of contents and headings in this Agreement are inserted for convenience of reference only and are not intended to be part, or to affect the meaning or interpretation, of this Agreement.

     10.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original,

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



and all of which together will constitute one and the same instrument.

     10.11 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, except as provided in this Agreement, each party will pay its own expenses in connection with the negotiation, execution and performance of this Agreement, the transactions contemplated by this Agreement and all things required to be done in connection with this Agreement, including attorneys' fees, brokerage or financial advisor fees, filing fees and accounting fees. Seller agrees that the Deco Companies shall not pay any costs, expenses or compensation to DLJ or the attorneys or accountants of the Deco Companies in connection with the transactions contemplated hereby (and instead all such expenses, costs and compensation shall be distributed to Seller as part of the Additional Permitted Distribution and shall be paid and borne by Seller). The Deco Companies may bear and pay other costs and expenses of the transactions contemplated hereby, provided such costs and expenses are not capitalized by the Deco Companies and to the extent not paid prior to the Closing are accrued as liabilities on the Final Statement (and otherwise Seller shall bear and pay such costs and expenses).

     10.12 Exclusion of Warranties and Acknowledgment of Buyer. Notwithstanding anything to the contrary in this Agreement, but subject to the last sentence in Section 10.15, Buyer acknowledges and agrees that Seller makes no representation or warranty express or implied, oral or written, and will not be responsible to Buyer, any of the Deco Companies or any of their respective Representatives for any inaccuracy in or breach of any such representation or warranty express or implied, oral or written, other than those representations and warranties expressly set forth in Article III, and Buyer, on behalf of itself, the Deco Companies and their respective Representatives, acknowledges that it has not and will not rely on any representation or warranty other than those expressly set forth in Article III above.

     10.13  Limited Survival.

           (a) All representations, warranties, covenants and agreements of the parties contained in this Agreement will survive the execution and delivery of this Agreement and the Closing and shall be fully effective and enforceable for the Applicable Time Period. For purposes of this Agreement, the "Applicable Time Period" shall mean the period ending as follows:

           (i) Except as provided below in this Section 10.13(a) and in Section 10.13(b), all representations, warranties, covenants, agreements and obligations of Seller or Buyer in this Agreement (and the related indemnification provisions in Sections 5.7 and 5.8) will survive until the date that is 24 months after the Closing Date.

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

           (ii) Article X, the indemnification obligations in Sections 5.7(c) with respect to items listed in paragraphs 1, 2, 3, 4, 5 and 8 of Exhibit 5.7(c), 5.8(c), 5.8(d) and 5.11, the representations and warranties contained in Sections 3.1, 3.2, 3.4, 3.5(a), 3.13, 4.1, 4.2, 4.3(a), 4.4,
      and 4.7 and the related indemnification provisions in Sections 5.7 and 5.8, will survive the Closing for an unlimited period of time.

           (iii) Except as provided in Section 10.13(b), the representations and warranties contained in Sections 3.11 and 3.12, and the covenants in
      Article VI shall survive the Closing until the expiration of the statute of limitations relating to any possible claim by any other Person (including, but not limited to any Tax authority) that would constitute a breach of, or inaccuracy in, any such representation, warranty or covenant (it being the intention of the parties that such representations, warranties and covenants (and the related indemnification provisions in Sections 5.7 and 5.8) survive the Closing until such time as no Loss can be suffered by any of the Deco Companies, Buyer or their respective Representatives or Seller, as applicable, for any breach thereof or inaccuracy therein).

           (iv) Except as provided in Section 10.13(b), the representations and warranties contained in Section 3.16 (and the related indemnification provisions in Section 5.7) and the indemnity obligations of Seller in
      Section 5.7(c) as to items listed in paragraphs 6 and 7 of Exhibit 5.7(c) shall survive the Closing until the date that is 36 months after the Closing Date.

     (b) Any claim for indemnification under this Agreement made pursuant to
Section 10.14(a) below on or prior to the expiration of the Applicable Time Period shall survive until resolved or finally determined pursuant to this Agreement.

     (c) The rights of indemnification and other remedies based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired), at any time, whether before or after execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representations, warranties, covenants and obligations. All such representations and warranties are contractual provisions, entitling the party suffering Losses based on the breach thereof, or inaccuracy therein, to indemnification in accordance with the terms of this Agreement without necessity of reliance thereon. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification or other remedy based on such representations, warranties, covenants and obligations.

     10.14  Indemnification Procedures and Limitations.

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


     (a) The parties acknowledge that the only indemnification obligations that will exist in connection with this Agreement or any of the transactions contemplated by this Agreement will be the obligations in Sections 5.7, 5.8 and
5.11 of this Agreement. Whenever any claim is made for indemnification under
Section 5.7, 5.8 or 5.11 of this Agreement, the Person claiming such indemnification (the "Indemnified Party") will give written notice to the party against whom indemnification is sought (the "Indemnitor") (each an "Indemnified Claim"); provided that if the Indemnified Party receives a complaint, petition or any other pleading in connection with an Indemnified Claim which requires the filing of an answer or other responsive pleading, it will furnish the Indemnitor with a copy of such pleading as soon as reasonably practicable after receipt and determination by the Indemnified Party that it will seek indemnification in respect thereof, but the failure to do so shall not affect the Indemnitor's obligations hereunder except to the extent of prejudice. Such notice will describe the Indemnified Claim in reasonable detail and will indicate the amount (to the extent feasible) of the Loss that has been or may be suffered by the Indemnified Party, which estimate will not be binding.

     (b) The parties will cooperate with each other in all reasonable respects in the defense (or settlement) of Indemnified Claims under this Agreement. The Indemnitor shall be entitled to participate in the defense of any Indemnified Claim involving any third party (each a "Third-Party Claim") and, if it so elects, to assume the defense of the Third-Party Claim, with counsel reasonably satisfactory to the Indemnified Party. After written notice from the Indemnitor to the Indemnified Party of such election to assume the defense, the Indemnitor will not, so long as the Indemnitor diligently conducts such defense, be liable to the Indemnified Party for any other expenses subsequently incurred by the Indemnified Party in connection with the defense of the Third-Party Claim other than costs and expenses of the Indemnified Party incurred at the request of the Indemnitor. The assumption of the defense of such Third-Party Claim will be deemed an admission by the Indemnitor that it is liable to the Indemnified Party for indemnification in respect of such Third-Party Claim. If the Indemnitor chooses to assume the defense of any Third-Party Claim, the Indemnified Party will make available to the Indemnitor any books, records or other documents within its control that are reasonable or appropriate for such defense. The parties will cooperate with each other in all reasonable respects to determine as soon as reasonably practicable whether and to the extent a claim is indemnifiable hereunder. Notwithstanding anything to the contrary contained in this Agreement, in the case of a Third-Party Claim, (i) the Indemnitor shall be entitled to participate in (but not control) the defense of such claim irrespective of whether it elects to assume the defense thereof as provided above, (ii) the Indemnified Party agrees (and, in the case where the Buyer is the Indemnified Party, to cause the Deco Companies) to make available to the Indemnitor any books, records or other documents within its control as the Indemnitor shall reasonably request and (iii) the

Indemnitor shall have the right at any time if it so elects to assume the defense of the Third-Party Claim.

     (c) The Indemnitor may, at its election and following its admission that it is liable for such Third-Party Claim and its assumption of the defense thereof, settle or compromise any Third-Party Claim but the Indemnitor may not settle or compromise such Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld) unless (i) the sole relief provided is the payment of monetary damages and the Indemnitor pays such monetary damages in full, (ii) there is no finding or admission of any violation of any Governmental Regulation or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party and (iii) the settlement or compromise includes the unconditional release of the Indemnified Party from such Third Party Claim.

     (d) The Indemnified Party may not settle or compromise any Third-Party Claim without the prior written consent of the Indemnitor (which consent may not be unreasonably withheld), unless the Indemnitor has elected not to assume the defense of the Third-Party Claim, has failed to notify the Indemnified Party within 30 days after receiving written notice of such Third-Party Claim (or sooner if the nature of the asserted liability so requires) of its election to assume the defense of such Third-Party Claim, or has failed or refused to assist the Indemnified Party in the defense of such Third-Party Claim. Notwithstanding anything to the contrary contained in this Agreement, any settlement or compromise of any Third-Party Claim by an Indemnified Party without the prior written consent of the Indemnitor shall not be binding upon the Indemnitor as to whether the Indemnitor is required to provide indemnification under this Agreement or as to the amount thereof.

     (e) Notwithstanding anything to the contrary contained in this Agreement, if (i) any Third-Party Claim is reasonably likely to result in an injunction or other equitable remedies against Buyer, or any of the Deco Companies that is reasonably likely to have significant consequences to the Deco Companies taken as a whole or to Buyer, (ii) any Third-Party Claim is reasonably likely to result in Losses which, taken with other Indemnified Claims by Buyer any of the Deco Companies or their Representatives, would not be fully indemnified hereunder as a result of Seller's financial condition or the Cap (as defined in Section 10.14(i)(v) below), (iii) with respect to such Third-Party Claim there exists any material conflict of interest between Seller and Buyer or there are material defenses available to Buyer, a Deco Company or any of their Representatives (other than Seller), as applicable, that are not available to Seller or may not be asserted by Seller on such Person's behalf, (iv) any Third Party Claim is reasonably likely to have a material adverse effect on the operations, assets, properties, prospects, financial condition or results of operations of Buyer and the Deco Companies taken as a whole, (v) such Third-

Party Claim relates to Taxes (unless the claim relates to Taxes for any period other than a Straddle Period and the resolution of the claim will not affect Taxes for any other period), or (vi) Seller fails, either before or after assuming the defense of the Third Party Claim, to diligently defend such Third-Party Claim, then in any such event, at Buyer's election (which election shall be made by Buyer as promptly as practicable under the circumstances), Seller shall not have the right to assume or control the defense of any such Third-Party Claim.

     (f) Notwithstanding anything to the contrary contained herein, Buyer and/or a Deco Company (at the election of Buyer), shall have the sole right, at the election of Buyer (which election shall be made by Buyer as promptly as practicable under the circumstances), to control the defense of any Third-Party Claim against Buyer, any of the Deco Companies or any of their respective Representatives (other than Seller) relating to any claim that would constitute any breach of, or inaccuracy in, any of the representations and warranties of Seller contained in Section 3.16, any disclosures contained in Section 3.16 of the Disclosure Schedule, any matter revealed in any of the Environmental Assessments, or any New Facts related to any of the foregoing, and, without limiting the generality of the foregoing, to control any Response Activities.

     (g) Intentionally omitted.

     (h) The parties will use reasonable, good faith efforts to agree on whether indemnifiable Losses exist and, if so, the amount. Any amounts determined to be owed will be paid within 30 days of such determination.

     (i) Notwithstanding anything to the contrary in this Agreement, the following limitations will apply with regard to Losses for which Seller or Buyer would otherwise have indemnification obligations under this Agreement:

           (i) Seller will not have any liability, obligation or responsibility to the extent that the aggregate of all Losses (other than Environmental Losses (as defined in Section 10.14(i)(ii) below)) of Buyer, the Deco Companies and their respective Representatives (other than Seller) is less than or equal to (x) Five Hundred Thousand Dollars ($500,000) less
      (y) the amount of Environmental Losses that are subject to Environmental Loss Threshold(s) (the "Seller General Threshold").

           (ii) Seller will not have any liability, obligation or responsibility to the extent that the aggregate of all Environmental Losses of Buyer, the Deco Companies and their respective Representatives (other than Seller) attributable to a single occurrence is less than or equal to $100,000 (the "Seller Environmental Threshold"); provided that Seller shall not be entitled to apply more than one (1) Seller

      Environmental Threshold to Environmental Losses attributable to any single occurrence or more than five (5) Seller Environmental Thresholds to all Environmental Losses. For purposes of determining Environmental Losses against which Environmental Thresholds are to be applied, Environmental Losses shall be determined in the order that Buyer first becomes aware of the existence of the occurrence giving rise to the Environmental Loss. For purposes of this Agreement, "Environmental Losses" means Losses based upon, arising out of, or otherwise in respect of any breach of, or inaccuracy in, any of the representations or warranties of Seller in Section 3.16 hereof or any of the items listed in paragraphs 6 or 7 of Exhibit 5.7(c). All Environmental Losses shall be deemed for all purposes to be attributable to a single occurrence unless they are the result of separate nonrecurring sets of facts, circumstances or conditions.

           (iii) Notwithstanding anything to the contrary in Sections 10.14(i)(i) and (ii) above, Seller shall not be entitled to apply any Losses to any Seller Environmental Threshold or Seller General Threshold to the extent that the aggregate of all Losses to be applied against such thresholds exceeds Five Hundred Thousand Dollars ($500,000) (the "Seller Total Threshold"). For purposes of determining the amount of Losses to be applied against the Seller Total Threshold, Losses shall first be applied against the Seller General Threshold.

           For example, if Buyer has non-Environmental Losses of $250,000 and Environmental Losses of $120,000, $200,000 and $50,000 attributable to three (3) separate occurrences then the entire $250,000 of the non-Environmental Losses and $100,000 of each of the first two (2) Environmental Losses and the entire $50,000 of the third Environmental Loss would be applied against the Seller General Threshold (thereby exhausting it and the Seller Total Threshold) and Seller would pay to Buyer the balance of the $20,000 and $100,000 of the first two (2) Environmental Losses since they exceed the separate Environmental Thresholds applicable to those Losses. The Environmental Thresholds would likewise then be exhausted because the Seller Total Threshold is exhausted.

           (iv) Buyer will not have any liability, obligation or responsibility to the extent that the aggregate of all Losses of Seller is less than or equal to Five Hundred Thousand Dollars ($500,000) (the "Buyer Threshold").

           (v) Neither Seller nor Buyer (nor Buyer and the Deco Companies in the case of Section 5.11) will have any liability, obligation or responsibility for Losses of the other party, to the extent that the aggregate of all Losses exceeds Ten Million Dollars ($10,000,000) (the "Cap").

      (j) Notwithstanding anything to the contrary contained in this Agreement, none of the Seller General Threshold, the Seller Environmental Threshold(s), the Seller Total Threshold, the Buyer Threshold or the Cap shall apply to any of the Excluded Items. For purposes hereof, "Excluded Items" means:

           (i) In the case of Seller, the obligations of Seller to pay to Buyer any adjustment to the purchase price pursuant to Section 1.3 hereof, the obligations of Seller to indemnify Buyer, the Deco Companies and their Representatives under Sections 5.7(a) or 5.7(b) for breach of, or inaccuracy in, Section 3.11 or Article VI hereof, and the obligations of Seller to indemnify Buyer, the Deco Companies and their Representatives under Section 5.7(c) for the items listed in paragraphs 1, 2, 3, 4, 5 and 8 of Exhibit 5.7(c) hereof;

           (ii) In the case of Buyer, the obligations of Buyer to pay the Estimated Purchase Price at Closing pursuant to Section 1.2 or any adjustment pursuant to Section 1.3 hereof, the obligations of Buyer to indemnify Seller under Section 5.8(b) for breach by Buyer of Article VI, and the obligations of Buyer to indemnify Seller under Sections 5.8(c) and 5.8(d); and

           (iii) In the case of Buyer or Seller, claims based on fraud.

      (k) Notwithstanding anything to the contrary contained in this Agreement, the Buyer Threshold shall not apply to Buyer's or any of the Deco Companies' obligations in Section 5.11 but the Cap (applied in the aggregate together with all other Losses that Buyer and/or the Deco Companies may be responsible for) shall apply to such obligations.

      (l) All amounts paid by Buyer or Seller, as the case may be, under Section
5.7 or 5.8 hereof, shall be treated, to the extent permitted by Tax law, as adjustments to the Purchase Price for all Tax purposes.

     10.15 Exclusive Remedies. To the fullest extent permitted by applicable law, the indemnification provisions provided for in Sections 5.7 and 5.8 will be the exclusive remedy for any inaccuracy in, or any breach of, any representation, warranty, covenant or agreement contained in this Agreement except for claims based on fraud. For purposes of clarification, nothing in this Agreement is intended nor shall be construed as limiting in any fashion any rights or remedies of any party hereto for breach by another party of any of the Related Agreements.

     10.16 Incorporation of Exhibits and Schedules. All Exhibits referred to in this Agreement are specifically incorporated into this Agreement by reference. Capitalized terms not otherwise defined in the Exhibits to this Agreement will have the meanings given to them in this Agreement.
Notwithstanding anything to the

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


contrary in this Agreement, matters reflected in any Exhibit to this Agreement or in the Disclosure Schedule are not necessarily limited to matters required to be reflected in any such Exhibit or Disclosure Schedule, any such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature and inclusion of any matter in any Exhibit or Schedule to this Agreement will not be considered an admission that such matter is or may be "material" for purposes of this Agreement or otherwise.

     10.17 Parties. With the exception of the parties to this Agreement and their respective successors and permitted assigns and other Persons expressly stated to be receiving the benefit of any indemnification provision of this Agreement, there will exist no right of any Person to claim a beneficial interest in this Agreement or any rights or remedies occurring by virtue of this Agreement.

     10.18 No Construction Against Drafter. This Agreement is being entered into between competent Persons who are experienced in business and represented by counsel, and has been reviewed by the parties and their counsel. Therefore, any ambiguous language in this Agreement will not necessarily be construed against any particular party as the drafter of such language.

     10.19 Further Assurances. From time to time after the date of this Agreement, without further consideration, the parties will cooperate with each other and will execute and deliver such documents to the other party as such other party may reasonably request to carry out the transactions contemplated by this Agreement.

     10.20 Relationship of the Parties. Nothing in this Agreement will be deemed to create a partnership, joint venture or employment relationship between the parties.

     10.21  Dispute Resolution.

         10.21.1 Arbitration. All disputes and controversies of every kind and nature between the parties hereto arising out of or in connection with this Agreement (including, without limitation, Sections 5.7, 5.8 and 5.11) shall be submitted to arbitration pursuant to the following procedures:

           (i) Except as modified hereby, the arbitration shall be governed by the Commercial Arbitration Rules of the American Arbitration Association ("AAA") including the Supplementary Procedures for Large Complex Disputes. After a dispute or controversy arises, any party may, in a written notice delivered to the other party, demand such arbitration. Such notice shall designate the name of the arbitrator (who shall be an impartial person) appointed by such party demanding arbitration, together with a statement of the matter in controversy in reasonable detail.


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

           (ii) Within thirty (30) days after receipt of such demand, the other party shall, in a written notice delivered to the other party, name such party's arbitrator (who shall be an impartial person). If such party fails to name an arbitrator, then the second arbitrator shall be named by the AAA. The two arbitrators so selected shall name a third arbitrator (who shall be an impartial person) within thirty (30) days, or in lieu of such agreement on a third arbitrator by the two arbitrators so appointed, the third arbitrator shall be appointed by the AAA. If any arbitrator appointed hereunder shall die, resign, refuse, or become unable to act before an arbitration decision is rendered, then the vacancy shall be filled by the methods set forth in this Section for the original appointment of such arbitrator.

           (iii) Except as provided in Section 10.21.2, each party shall bear its own arbitration costs and expenses. The arbitration hearing shall be held in Oakland County, Michigan at a location designated by a majority of the arbitrators. The substantive laws of the State of Michigan (excluding conflict of laws provisions) and the Federal Arbitration Act shall apply.

           (iv) An award rendered by a majority of the arbitrators appointed pursuant hereto shall be final and binding on all parties to the Proceeding, shall resolve the question of costs of the arbitrators, legal fees and expenses and all related matters, and judgment on such award may be entered and enforced by either party in any court of competent jurisdiction.

           (v) The arbitrators may by an interim or final award grant injunctive relief.

           (vi) Except as provided in Section 10.21.2, the parties stipulate that the provisions of this Section shall be a complete defense to any Proceeding instituted in any federal, state or local court or before any administrative tribunal with respect to any controversy or dispute arising out of this Agreement. The arbitration provisions hereof shall, with respect to such controversy or dispute, survive the termination or expiration of this Agreement.

     The parties hereto and the arbitrators may not disclose the existence or results of any arbitration hereunder without the prior written consent of the other party; nor will any party hereto disclose to any third party any confidential information disclosed by any other party hereto in the course of an arbitration hereunder without the prior written consent of such other party. Notwithstanding the foregoing, a party may disclose the existence or results of an arbitration hereunder, and any such confidential information (a) to their respective counsel and other advisors with a need to know such information in connection with such arbitration proceedings, (b) as required to be disclosed by deposition, subpoena or other court or governmental action, (c) in connection with their respective obligations under the Exchange Act and the rules and regulations promulgated thereunder, (d) in connection with registration of offerings of securities under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or (e) otherwise required to be disclosed under applicable law.

         10.21.2 Emergency Relief.  Notwithstanding anything in this Section
10.21 to the contrary and subject to the provisions of Section 10.22, any party may seek from a court any provisional remedy or injunctive relief that may be necessary to protect any rights or property of such party pending the establishment of the arbitral tribunal or its determination of the merits of the controversy.

     10.22  Exclusive Jurisdiction.

           (a) Subject to Section 10.21, each party hereto hereby irrevocably submits to the jurisdiction of the United States District Court for the Eastern District of Michigan and, if such court does not have jurisdiction, of the courts of the State of Michigan in Oakland County, for the purposes of any action arising out of this Agreement, or the subject matter hereof or thereof, brought by any other party.

           (b) Subject to Section 10.21, to the extent permitted by applicable law, each party hereby waives and agrees not to assert, by way of motion, as a defense or otherwise in any such action, any claim (i) that it is not subject to the jurisdiction of the above-named courts, (ii) that the action is brought in an inconvenient forum, (iii) that it is immune from any legal process with respect to itself or its property, (iv) that the venue of the suit, action or proceeding is improper or (v) that this Agreement or the subject matter hereof or thereof may not be enforced in or by such courts.

     10.23 Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     10.24 Disclosures in the Disclosure Schedule. The disclosures in the Disclosure Schedule relate only to the particular representation and warranty in the section or subsection of this Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation and warranty) the statements in the body of this Agreement will control.

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

     10.25 Additional Termination Rights. Notwithstanding anything to the contrary in this Agreement, in the event the Deposit is not paid by Buyer to the Deposit Escrow Agent by 5:00 p.m., Eastern Standard Time, on December 10, 1997, this Agreement and the Deposit Escrow Agreement shall, effective immediately upon written notice from Seller to Buyer, be null and void ab initio.


                  [Remainder of Page Intentionally Left Blank]


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


     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed and delivered on the date first above written.

                                           SELLER:


                                           /s/ Stephen Grand
                                           ----------------------------------
                                           Stephen Grand, individually and as
                                           Trustee of the Stephen Grand
                                           Revocable Trust dated July 5, 1979
                                           and the Stephen M. Grand Property
                                           Trust dated January 22, 1992


                                           BUYER:

                                           NEWCOR, INC.



                                           By: /s/ W. John Weinhardt
                                               -------------------------------

                                           Its:        President
                                               -------------------------------

For purposes of Section 5.11 only:

GRAND MACHINING CO.

By: /s/ Stephen Grand
    ----------------------------

     Its:   President
         -----------------------

DECO TECHNOLOGIES, INC.

By: /s/ Stephen Grand
    ----------------------------

     Its:   President
         -----------------------
DECO INTERNATIONAL, INC.

By: /s/ Stephen Grand
   -----------------------------
     Its:   President
         -----------------------



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